EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

dated May 23, 2007

by and among

World Energy Solutions, Inc.,

EnergyGateway, LLC

and

all of the Members of EnergyGateway, LLC

TABLE OF CONTENTS

Page

ARTICLE I

THE ASSET PURCHASE		1
1.1	Purchase and Sale of Assets	1
1.2	Assumption of Liabilities	1
1.3	Purchase Price	2
1.4	Escrow	2
1.5	The Closing	2
1.6	Allocation	3
1.7	Further Assurances	3
1.8	Withholding	3

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER		4
2.1	Organization, Qualification and Corporate Power	4
2.2	Capitalization	4
2.3	Authorization of Transaction	4
2.4	Noncontravention	5
2.5	Subsidiaries	5
2.6	Financial Statements	5
2.7	Absence of Certain Changes	5
2.8	Undisclosed Liabilities	6
2.9	Tax Matters	6
2.10	Ownership and Condition of Assets	7
2.11	Owned Real Property	8
2.12	Real Property Leases	8
2.13	Intellectual Property	9
2.14	Contracts	12
2.15	Accounts Receivable	13
2.16	Insurance	14
2.17	Litigation	14
2.18	Warranties	14
2.19	Employees	14
2.20	Employee Benefits	15
2.21	Environmental Matters	16
2.22	Legal Compliance	17
2.23	Customers and Suppliers	17
2.24	Permits	17
2.25	Certain Business Relationships With Affiliates	17

– i –

2.26	Brokers’ Fees	18
2.27	Books and Records	18
2.28	Disclosure	18
2.29	Projections	18
2.30	Government Contracts	18
2.31	Securities Representations	19

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER		20
3.1	Organization and Corporate Power	20
3.2	Authorization of the Transaction	20
3.3	Noncontravention	20
3.4	Capitalization	21
3.5	Reports and Financial Statements	21
3.6	Litigation	21
3.7	Financial Resources	22
3.8	Other Representations	22

ARTICLE IV

PRE-CLOSING COVENANTS		22
4.1	Closing Efforts	22
4.2	Governmental and Third-Party Notices and Consents	22
4.3	Exclusivity	23
4.4	Operation of Business	24
4.5	Access to Information	25
4.6	Notice of Breaches	26
4.7	FIRPTA Tax Certificate	26

ARTICLE V

CONDITIONS TO CLOSING		26
5.1	Conditions to Obligations of the Buyer	26
5.2	Conditions to Obligations of the Seller	28

ARTICLE VI

POST-CLOSING COVENANTS		29
6.1	Proprietary Information	29
6.2	Solicitation and Hiring	29
6.3	Non-Competition	29
6.4	Tax Matters	30
6.5	Sharing of Data	31
6.6	Use of Name	32
6.7	Cooperation in Litigation	32
6.8	Collection of Accounts Receivable	32
6.9	Employees	32
6.10	Enforcement of Insurance Claims	33
6.11	Registration and Listing of Shares	33

– ii –

6.12	Incidental Registration	36
6.13	Registration Statement Indemnification	38
6.14	Maintenance of Corporate Existence; Distribution of Shares	38

ARTICLE VII

INDEMNIFICATION		38
7.1	Indemnification by the Seller	39
7.2	Indemnification by the Buyer	39
7.3	Indemnification Claims	40
7.4	Survival of Representations and Warranties	43
7.5	Treatment of Indemnity Payments	43
7.6	Limitations	43

ARTICLE VIII

TERMINATION		45
8.1	Termination of Agreement	45
8.2	Effect of Termination	45

ARTICLE IX

DEFINITIONS	45

ARTICLE X

MISCELLANEOUS		58
10.1	Press Releases and Announcements	58
10.2	No Third Party Beneficiaries	58
10.3	Entire Agreement	59
10.4	Succession and Assignment	59
10.5	Counterparts and Facsimile Signature	59
10.6	Headings	59
10.7	Notices	59
10.8	Governing Law	60
10.9	Amendments and Waivers	60
10.10	Severability	60
10.11	Expenses	61
10.12	Submission to Jurisdiction	61
10.13	Specific Performance	61
10.14	Construction	61

Exhibits

Exhibit A -	Escrow Agreement
Exhibit B -	Bill of Sale
Exhibit C -	Instrument of Assumption
Exhibit D -	Opinion of Seller's counsel
Exhibit E -	Opinion of Buyer's counsel

– iii –

Schedules

Schedule 1.1(b) -	Specified Excluded Assets
Schedule 1.6 -	Allocation of Purchase Price
Schedule 6.9 -	Employees To Be Offered Employment By Buyer
Disclosure Schedule

– iv –

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is entered into as of May 23, 2007 by and among World Energy Solutions, Inc., a Delaware corporation (the “Buyer”), EnergyGateway, LLC, an Ohio limited liability company (the “Seller”) and the members of Seller (the “Members”).

This Agreement contemplates a transaction in which the Buyer will purchase substantially all of the assets and assume certain of the liabilities of the Seller.

Contemporaneously with the execution and delivery of this Agreement, certain employees of the Seller have entered into employment agreements with the Buyer, to become effective upon the Closing (the “Employment Agreements”).

Capitalized terms used in this Agreement shall have the meanings ascribed to them in Article IX.

In consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

ARTICLE I

THE ASSET PURCHASE

1.1  Purchase and Sale of Assets.

(a)  Upon and subject to the terms and conditions of this Agreement, the Buyer shall purchase from the Seller, and the Seller shall sell, transfer, convey, assign and deliver to the Buyer, at the Closing, for the consideration specified below in this Article I, all right, title and interest in, to and under the Acquired Assets.

(b)  Notwithstanding the provisions of Section 1.1(a), the Acquired Assets shall not include the Excluded Assets.

1.2  Assumption of Liabilities.

(a)  Upon and subject to the terms and conditions of this Agreement, the Buyer shall assume and become responsible for, from and after the Closing, the Assumed Liabilities.

(b)  Notwithstanding the terms of Section 1.2(a) or any other provision of this Agreement to the contrary, the Buyer shall not assume or become responsible for, and the Seller shall remain liable for, the Retained Liabilities.

(c)  Immediately prior to the Closing, Seller shall pay and satisfy in full all types of liabilities of Seller including those shown on the Most Recent Balance Sheet, provided that the amounts paid shall be the amounts of such liabilities as of the date of payment.

1.3  Purchase Price.  The Purchase Price to be paid by the Buyer for the Acquired Assets shall be (a) $5,000,000 less the Net Working Capital Difference, if any, in cash (the “Cash Consideration”), and (b) 5,375,000 shares (the “Shares”) of Buyer Common Stock.

1.4  Escrow.  At the Closing, the Buyer shall deliver to the Escrow Agent a stock certificate registered in the name of the Escrow Agent or its nominee representing the Escrow Fund for the purpose of securing the indemnification obligations of the Seller and the Members set forth in this Agreement.  The Escrow Fund shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof.  The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes of and in accordance with the terms of the Escrow Agreement.  Until the termination of the escrow in accordance with the terms of the Escrow Agreement, the Seller shall have the right, in its sole discretion to direct the sale for cash of all or any portion of the Escrow Shares (if any then make-up a portion of the Escrow Fund) in one or more transactions provided that (i) the price per share for the sale of the Escrow Shares is not less than the average closing price of Buyer Common Stock for the five (5) trading days immediately preceding the Closing, (ii) the proceeds from any such sale(s) shall be held in escrow by the Escrow Agent pursuant to the terms of the Escrow Agreement, and (iii) Seller may not direct any such sale during any blackout period under any insider trading policy or blackout policy of Buyer, and the Buyer shall promptly execute any and all required joint instructions to the Escrow Agent to facilitate any and all such sales of the Escrow Shares.  Further, Seller shall have the sole discretion to direct the investment of amounts held in the Escrow Fund pursuant to the investment options specified in, and in accordance with the restrictions of, the Escrow Agreement, and Buyer agrees to promptly execute any and all joint instructions to the Escrow Agent to facilitate any and all such investments.

1.5  The Closing.

(a)  The Closing shall take place at the offices of WilmerHale in Waltham, Massachusetts commencing at 9:00 a.m. local time on the Closing Date, or at such other place as the parties may mutually agree.  All transactions at the Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed and no documents or certificates shall be deemed to have been delivered until all other transactions are completed and all other documents and certificates are delivered.

(b)  At the Closing:

(i)  the Seller shall deliver to the Buyer the various certificates, instruments and documents referred to in Section 5.1;

(ii)  the Buyer shall deliver to the Seller the various certificates, instruments and documents referred to in Section 5.2;

(iii)  the Seller shall execute and deliver to the Buyer a bill of sale in substantially the form attached hereto as Exhibit B and such other instruments of conveyance as the Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Buyer of valid ownership of the Acquired Assets;

(iv)  the Buyer shall execute and deliver to the Seller an instrument of assumption in substantially the form attached hereto as Exhibit C and such other instruments as the Seller may reasonably request in order to effect the assumption by the Buyer of the Assumed Liabilities;

(v)  the Buyer shall pay to the Seller, payable by wire transfer or other delivery of immediately available U.S. funds to an account designated by the Seller, the Cash Consideration;

(vi)  the Buyer shall deliver to the Seller a stock certificate registered in the name of the Seller representing a number of shares of Buyer Common Stock as is equal to the number of Shares minus the number of Escrow Shares;

(vii)  the Buyer, the Seller and the Escrow Agent shall execute and deliver the Escrow Agreement and the Buyer shall deposit a stock certificate representing the Escrow Shares with the Escrow Agent in accordance with Section 1.4;

(viii)  the Seller shall deliver to the Buyer, or otherwise put the Buyer in possession and control of, all of the Acquired Assets of a tangible nature; and

(ix)  the Buyer and the Seller shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above.

1.6  Allocation.  The Buyer and the Seller agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets and the non-solicitation and non-competition covenants set forth in Sections 6.2 and 6.3 for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Schedule 1.6.  Seller and Buyer agree to use the allocations determined pursuant to this Section 1.6 for all tax purposes, including without limitation, those matters subject to Section 1060 of the Code, and the Treasury regulations promulgated thereunder.  Buyer and Seller shall prepare and submit to the other for review their IRS Forms 8594 within ninety (90) days after Closing.  Each party shall have thirty (30) days to complete its review.

1.7  Further Assurances.  At any time and from time to time after the Closing, at the request of the Buyer and without further consideration, the Seller shall execute and deliver such other instruments of sale, transfer, conveyance and assignment and take such actions as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer’s rights to, title in and ownership of, the Acquired Assets and to place the Buyer in actual possession and operating control thereof.

1.8  Withholding.  Notwithstanding any other provision of this Agreement, each of the Buyer and the Escrow Agent shall be entitled to deduct and withhold from the payments to be made pursuant to this Agreement and/or the Escrow Agreement such amounts as it reasonably determines after consultation with its Tax advisors that it is required to deduct and withhold with respect to the making of such payments under the Code or any other applicable provision of law and to collect Forms W-8 or W-9, as applicable, or similar information from the Seller, the Members and any other recipients of payments hereunder or thereunder.  To the extent that amounts are so withheld by the Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such deduction and withholding was made by the Buyer or Escrow Agent.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).  The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II.  Disclosures in any section or subsection of the Disclosure Schedule shall qualify such other sections or subsections of the Disclosure Schedule to the extent it is reasonably apparent from the content of such disclosure that such disclosure is relevant to such other sections or subsections.

2.1  Organization, Qualification and Corporate Power.  The Seller is a limited liability company validly existing and in good standing under the laws of the State of Ohio.  The Seller is duly qualified to conduct business and is in good standing under the laws of each jurisdiction listed in Section 2.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Seller's business or the ownership or leasing of its properties requires such qualification.  The Seller has all requisite power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.  The Seller has furnished to the Buyer complete and accurate copies of its operating agreement.  The Seller is not in default under or in violation of any provision of its operating agreement.  The operating agreement provided to the Buyer is the only instrument setting forth (i) the rights, preferences and privileges of the Members with respect to the Seller and/or among the Members, and (ii) matters relating to the operation and governance of the Seller.

2.2  Capitalization.  Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of (i) all Members, indicating the number of units of the Seller held by each Member and (ii) all outstanding options, warrants or other instruments giving any party the right to acquire any units or membership interests of the Seller  There are no outstanding agreements or commitments to which the Seller is a party or which are binding upon the Seller for the redemption of any of its units.  The Seller has only one class of units outstanding.  There are no outstanding options, warrants or similar rights relating to the Seller or its equity.

2.3  Authorization of Transaction.  The Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder.  The performance by the Seller of this Agreement and the Ancillary Agreements and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary actions on the part of the Seller.

This Agreement has been duly and validly executed and delivered by the Seller and constitutes, and each of the Ancillary Agreements, upon its execution and delivery by the Seller, will constitute, a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, arrangement or other similar laws from time to time in effect and except as to the remedy of specific performance which may not be available under the laws of various jurisdictions.

2.4  Noncontravention.  Neither the execution and delivery by the Seller of this Agreement or the Ancillary Agreements, nor the consummation by the Seller of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the operating agreement of the Seller, (b) require on the part of the Seller any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Seller is a party or by which the Seller is bound or to which any of its assets is subject, except with respect to contracts that are not customer contracts listed on Section 2.4 of the Disclosure Schedules, for any such conflict, breach, default, acceleration, or right to terminate, modify or cancel, or failure to notify or obtain consent or waiver that would not have a Seller Material Adverse Effect, (d) result in the imposition of any Security Interest upon any asset or assets of the Seller or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller or any of its properties or assets.

2.5  Subsidiaries.  The Seller has no Subsidiaries.  The Seller does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity.

2.6  Financial Statements.  The Seller has provided to the Buyer the Financial Statements.  The Financial Statements (i) were prepared on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes to such financial statements) and, in the case of the balance sheet and statement of income, changes in members’ equity and cash flows of the Seller as of the end of and for the year ended December 31, 2006, in accordance with GAAP, and (ii) fairly present the financial position of the Seller as of the dates thereof and the results of its operations and cash flows for the periods indicated, consistent with the books and records of the Seller, except that the unaudited interim financial statements are subject to normal and recurring year-end adjustments which will not be material in amount or effect and do not include footnotes.  The revenue recognized by the Seller in accordance with GAAP for the quarter ended March 31, 2007 is at least $730,000.

2.7  Absence of Certain Changes.  Except as set forth in Section 2.7 of the Disclosure Schedules, since the Most Recent Balance Sheet Date, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Seller Material Adverse Effect, and (b)  the Seller has not taken any of the actions set forth in paragraphs (a) through (n) of Section 4.4.

2.8  Undisclosed Liabilities.  The Seller has no knowledge of any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet, (b) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet and which are not material, and (c) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and which are listed on Schedule 2.8.

2.9  Tax Matters.

(a)  The Seller has properly filed on a timely basis all material Tax Returns that it is and was required to file, and all such Tax Returns were true, correct and complete in all material respects.  The Seller has properly paid on a timely basis all material Taxes, whether or not shown on its Tax Returns, that were due and payable.  All material Taxes that the Seller is or was required by law to withhold or collect have been withheld or collected and, to the extent required, have been properly paid on a timely basis to the appropriate Governmental Entity.  The Seller has complied with all information reporting and back-up withholding requirements in all material respects, including maintenance of the required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or other third party.

(b)  The unpaid Taxes of the Seller for periods through the date of the Most Recent Balance Sheet Date do not materially exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet.  All Taxes attributable to the period from and after the Most Recent Balance Sheet Date and continuing through the Closing Date are, or will be, attributable to the conduct by the Seller of its operations in the Ordinary Course of Business.

(c)  No examination or audit of any Tax Return of the Seller by any Governmental Entity is currently in progress or, to the knowledge of the Seller, threatened or contemplated.  Section 2.9(c) of the Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which the Seller files, or is required to file or has been required to file a material Tax Return or is or has been liable for material Taxes on a “nexus” basis.  The Seller has not been informed by any jurisdiction that the jurisdiction believes that the Seller was required to file any Tax Return that was not filed.

(d)  The Seller is, and has been since its inception, a limited liability company validly classified and treated as a partnership for federal income tax purposes and has been validly treated in a similar manner for purposes of the income Tax laws of all states in which it has been subject to taxation.

(e)  Except as set forth in Section 2.9(e) of the Disclosure Schedules, the Seller has delivered or made available to the Buyer (i) complete and correct copies of all Tax Returns of the Seller relating to Taxes for all Taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of assessment, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Seller relating to Taxes for all Taxable periods for which the applicable statute of limitations has not yet expired.

(f)  The Seller has not (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney relating to Taxes with any Governmental Entity.

(g)  The Seller is not a party to any litigation regarding Taxes.

(h)  There are no Security Interests with respect to Taxes upon any of the Acquired Assets, other than with respect to Taxes not yet due and payable.  To the Seller’s and Members’ knowledge, there is no basis for the assertion of any claim relating or attributable to Taxes, which, if adversely determined, would result in any Security Interest on the Acquired Assets, or would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(i)  None of the Acquired Assets (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, or (ii) is “tax exempt use property” within the meaning of Section 168(h) of the Code.

(j)  The Seller has maintained complete and accurate records, including all applicable exemption, resale or other certificates, of (i) all sales to purchasers claiming to be exempt from sale and use Taxes based on the exempt status of the purchaser, and (ii) all other sales for which sales Tax or use Tax was not collected by the Seller and as to which the seller is required to receive and retain resale certificates or other certificates relating to the exempt nature of the sale or use or non-applicability of the sale and use Taxes.

(k)  The Seller is not bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

(l)  The Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

2.10  Ownership and Condition of Assets.

(a)  The Seller is the true and lawful owner, and has good title to, all of the Acquired Assets, free and clear of all Security Interests.  Upon execution and delivery by the Seller to the Buyer of the instruments of conveyance referred to in Section 1.5(b)(iii), the Buyer will become the true and lawful owner of, and will receive good title to, the Acquired Assets, free and clear of all Security Interests, except for Security Interests created by Buyer.

(b)  The Acquired Assets are sufficient for the conduct of the Seller’s business as presently conducted and as presently proposed to be conducted and constitute all assets used by the Seller in such business.  Each tangible Acquired Asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

(c)  Section 2.10(c) of the Disclosure Schedule lists individually (i) all Acquired Assets which are fixed assets (within the meaning of GAAP) having a book value greater than $1,000, indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of the Most Recent Balance Sheet Date, (ii) all other Acquired Assets of a tangible nature (other than inventories) whose book value exceeds $5,000; and (iii) all Acquired Assets that are Assigned Contracts and specifically identifying all customer contracts.

(d)  Each item of equipment, motor vehicle and other asset that is being transferred to the Buyer as part of the Acquired Assets and that the Seller has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, if returned to its lessor or owner under the applicable lease or contract on the Closing Date, the obligations of the Seller to such lessor or owner would have been discharged in full.

2.11  Owned Real Property.  The Seller does not own, and has never owned, any real property.

2.12  Real Property Leases.  Section 2.12 of the Disclosure Schedule lists all Leases and lists the term of such Lease, any extension and expansion options, and the rent payable thereunder.  The Seller has delivered to the Buyer complete and accurate copies of the Leases.  With respect to each Lease and except as set forth in Section 2.12 of the Disclosure Schedule:

(a)  such Lease is legal, valid, binding, enforceable and in full force and effect;

(b)  such Lease is assignable by the Seller to the Buyer without the consent or approval of any party and such Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c)  neither the Seller nor, to the knowledge of the Seller, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the knowledge of the Seller, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by the Seller or, to the knowledge of the Seller, any other party under such Lease;

(d)  the Seller is not a party to any dispute, oral agreement or forbearance program as to such Lease, and to Seller’s knowledge no other person is party to such dispute, oral agreement or forbearance program relating to or affecting the Lease;

(e)  the Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

(f)  to the knowledge of the Seller, all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities; and

(g)  the Seller is not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such Lease which would reasonably be expected to materially impair the current uses or the occupancy by the Seller of the property subject thereto.

2.13  Intellectual Property.

(a)  Seller Registrations.  There are no Seller Registrations.

(b)  Prosecution Matters.  Seller has no Patent Rights.

(c)  Ownership; Sufficiency.  Except as otherwise identified in Section 2.13 of the Disclosure Schedule, each item of Seller Intellectual Property will be owned or available for use by the Buyer immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing.  The Seller is the sole and exclusive owner of all Seller Owned Intellectual Property, free and clear of any Security Interests and all joint owners of the Seller Owned Intellectual Property are listed in Section 2.13(c) of the Disclosure Schedule.   Except as otherwise identified in Section 2.13 of the Disclosure Schedule, the Seller Intellectual Property constitutes all Intellectual Property necessary (i) to Exploit the Customer Offerings in the manner so done currently by the Seller, (ii) to Exploit the Internal Systems as they are currently used by the Seller, and (iii) otherwise to conduct the Seller’s business in all material respects in the manner currently conducted by the Seller.  Seller has not licensed the Software included in the Customer Offerings, or any portion thereof, to any third party.  Seller has Exploited the Software solely in connection with Seller’s internal use and makes no representation and warranty that the Software can be made available to third parties (whether by license or otherwise), except in the manner so done currently by the Seller.

(d)  Protection Measures.  The Seller has taken reasonable measures to protect the proprietary nature of each item of Seller Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof.   The Seller has complied with all applicable contractual and legal requirements pertaining to information privacy and security.  No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the knowledge of the Seller, threatened against the Seller.  To the knowledge of the Seller, there has been no: (i) unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of the Seller or (ii) breach of the Seller’s security procedures wherein confidential information has been disclosed to a third person.  The Seller has actively policed the quality of all goods and services sold, distributed or marketed under each of its Trademarks and has enforced adequate quality control measures to ensure that no Trademarks that it has licensed to others shall be deemed to be abandoned.

(e)  Infringement by Seller.  None of the Customer Offerings, or the Exploitation thereof by the Seller or by any reseller, distributor, customer or user thereof, or any other activity of the Seller, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party.   None of the Internal Systems, or the Seller’s past, current or currently contemplated Exploitation thereof, or any other activity undertaken by them in connection with the Business, infringes or violates, or constitutes a misappropriation of, any

Intellectual Property rights of any third party.  The Seller has not received any complaint, claim or notice, or threat of any of the foregoing (including any notification that a license under any patent is or may be required), alleging any such infringement, violation or misappropriation and any request or demand for indemnification or defense received by the Seller from any reseller, distributor, customer, user or any other third party; and the Seller has not received any legal opinions, studies, market surveys and analyses relating to any alleged or potential infringement, violation or misappropriation.

(f)  Infringement of Rights.  To Seller’s knowledge, no person (including, without limitation, any current or former employee or consultant of Seller) is infringing, violating or misappropriating any of the Seller Owned Intellectual Property or any Seller Licensed Intellectual Property.

(g)  Outbound IP Agreements.  Seller has not assigned, transferred, licensed, distributed or otherwise granted any right or access to any person  (except for access to customers necessary to Exploit the Customer Offerings), or covenanted not to assert any right, with respect to any past, existing or future Seller Intellectual Property.  The Seller has not agreed to indemnify any person against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Offerings or any third party Intellectual Property rights.  The Seller is not a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any person.

(h)  Inbound IP Agreements.  Section 2.13(h) of the Disclosure Schedule identifies (i) each item of Seller Licensed Intellectual Property and the license or agreement pursuant to which the Seller Exploits it (excluding currently-available, off the shelf software programs that are part of the Internal Systems and are licensed by the Seller pursuant to “shrink wrap” licenses, the total fees associated with which are less than $2,500).  There is no agreement, contract, assignment or other instrument pursuant to which the Seller has obtained any joint or sole ownership interest in or to any item of Seller Owned Intellectual Property.  No third party inventions, methods, services, materials, processes or Software are included in or required to Exploit the Customer Offerings or Internal Systems in the manner so done currently by Seller.  None of the Customer Offerings or Internal Systems includes “shareware,” “freeware” or other Software or other material that was obtained by the Seller from third parties other than pursuant to the license agreements listed in Section 2.13(h) of the Disclosure Schedule.

(i)  Source Code.  The Seller has not licensed, distributed or disclosed, and knows of no distribution or disclosure by others (including its employees and contractors) of, the Seller Source Code to any person, and the Seller has taken all reasonable physical and electronic security measures to prevent disclosure of such Seller Source Code.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of such Seller Source Code by the Seller, or escrow agent(s) or any other person to any third party.

(j)  Authorship.  All of the Software and Documentation comprising, incorporated in or bundled with the Customer Offerings or Internal Systems have been designed, authored, tested and debugged by regular employees of the Seller within the scope of their employment or by independent contractors of the Seller who have executed valid and binding agreements expressly assigning all right, title and interest in such copyrightable materials to the Seller, waiving their non-assignable rights (including moral rights) in favor of the Seller and its permitted assigns and licensees, and have no residual claim to such materials.

(k)  Open Source Code.  Section 2.13(k) of the Disclosure Schedule lists all Open Source Materials that the Seller has either incorporated into the Customer Offering or Internal Systems, and/or those Customer Offerings and/or Internal Systems (or portions thereof) that are derivative works of Open Source Materials.  Except as identified in Section 2.13(k) of the Disclosure Schedules, the Seller has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Customer Offerings; or (ii)  used Open Source Materials that create, or purport to create, obligations for the Seller with respect to the Customer Offerings or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property rights (including, but not limited to, using any Open Source Materials that require, as a condition of Exploitation of such Open Source Materials, that other Software incorporated into, derived from or distributed with such Open Source Materials be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge or minimal charge).  Seller has no distributed Open Source Materials in conjunction with any other software developed or distributed by the Seller.

(l)  Employee and Contractor Assignments.  Each employee of the Seller and each independent contractor of the Seller has executed a valid and binding written agreement expressly assigning to the Seller all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice in connection with such employee's employment or such independent contractor's work for the Seller, and all Intellectual Property rights therein.

(m)  Quality.  The Customer Offerings and the Internal Systems are free from significant defects in design, workmanship and materials and conform in all material respects to the written Documentation and specifications therefor.  The Customer Offerings and the Internal Systems do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data.  The Seller has not received any warranty claims, contractual terminations or requests for settlement or refund due to the failure of the Customer Offerings to meet their specifications or otherwise to satisfy end user needs or for harm or damage to any third party.

(n)  Support and Funding.  The Seller has neither sought, applied for nor received any support, funding, resources or assistance from any federal, state, local or foreign governmental or quasi-governmental agency or funding source in connection with the Exploitation of the Customer Offerings, the Internal Systems or any facilities or equipment used in connection therewith.

2.14  Contracts.

(a)  Section 2.14 of the Disclosure Schedule lists the following agreements (written or oral) to which the Seller is a party as of the date of this Agreement (other than this Agreement and the Ancillary Agreements):

(i)  any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $5,000 per annum or having a remaining term longer than three months;

(ii)  any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $5,000, or (C) in which the Seller has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii)  any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iv)  any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $5,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(v)  any agreement for the disposition of any significant portion of the assets or business of the Seller (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);

(vi)  any agreement concerning exclusivity or confidentiality;

(vii)  any employment or consulting agreement;

(viii)  any agreement involving any current or former officer, manager or Member or an Affiliate thereof;

(ix)  any agreement under which the consequences of a default or termination would reasonably be expected to have a Seller Material Adverse Effect;

(x)  any agreement which contains any provisions requiring the Seller to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business);

(xi)  any agreement that could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of the Seller or of the Buyer or any of its subsidiaries as currently conducted and as currently proposed to be conducted;

(xii)  any agreement under which the Seller is restricted from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business;

(xiii)  any agreement which would entitle any third party to receive a license or any other right to intellectual property of the Buyer or any of the Buyer’s Affiliates following the Closing; and

(xiv)  any other agreement (or group of related agreements) either involving more than $10,000 or not entered into in the Ordinary Course of Business.

(b)  The Seller has delivered to the Buyer a complete and accurate copy of each agreement listed in Section 2.13 or Section 2.14 of the Disclosure Schedule.  With respect to each agreement so listed and except as disclosed in Section 2.14 of the Disclosure Schedules:  (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) for those agreements to which the Seller is a party, the agreement is assignable by the Seller to the Buyer without the consent or approval of any party and will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Seller nor, to the knowledge of the Seller, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Seller, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Seller or, to the knowledge of the Seller, any other party under such agreement.

2.15  Accounts Receivable.  All accounts receivable of the Seller reflected on the Most Recent Balance Sheet (other than those paid since such date) are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Most Recent Balance Sheet.  A complete and accurate list of the accounts receivable reflected on the Most Recent Balance Sheet, showing the aging thereof, is included in Section 2.15 of the Disclosure Schedule.  All accounts receivable of the Seller that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet.  The Seller has not received any written notice from an account debtor stating that any account receivable in an amount in excess of $5,000 is subject to any contest, claim or setoff by such account debtor.

2.16  Insurance.  Section 2.16 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability, errors and omissions, professional liability, and automobile insurance policies and bond and surety arrangements) to which the Seller is a party, all of which are in full force and effect.  There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy.  All premiums due and payable under all such policies have been paid, the Seller may not be liable for retroactive premiums or similar payments, and the Seller is otherwise in compliance in all material respects with the terms of such policies.  The Seller has no knowledge of any threatened termination of, or premium increase with respect to, any such policy.  Upon payment of amounts required to obtain tail coverage on Seller’s professional liability (errors and omissions) insurance policy, such policy will be in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

2.17  Litigation.  Except as set forth in Section 2.17 of the Disclosure Schedule, there is no Legal Proceeding which is pending or has been threatened in writing against the Seller.  There are no judgments, orders or decrees outstanding against the Seller.

2.18  Warranties.  No service or product delivered, made, sold, leased or licensed by the Seller is subject to any guaranty, warranty, right of return, right of credit or other indemnity.

2.19  Employees.

(a)  Section 2.19 of the Disclosure Schedule contains a list of all employees of the Seller, their position with Seller and their annual rate of compensation.  Except as set forth on Section 2.19 of the Disclosure Schedule, each current employee of the Seller and each past employee of the Seller since 2001 has entered into a confidentiality and assignment of inventions agreement with the Seller, a copy or form of which has previously been delivered to the Buyer.  Section 2.19 of the Disclosure Schedule contains a list of all employees of the Seller who are a party to a non-competition agreement with the Seller; copies of such agreements have previously been delivered to the Buyer.  Each such agreement referenced in the two preceding sentences to which the Seller is a party is assignable by the Seller to the Buyer without the consent or approval of any party and will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.  Section 2.19 of the Disclosure Schedule contains a list of all employees of the Seller who are not citizens of the United States.  To the knowledge of the Seller, no key employee or group of employees has any plans to terminate employment with the Seller (other than for the purpose of accepting employment with the Buyer following the Closing) or not to accept employment with the Buyer.  The Seller is in compliance with all applicable laws relating to the hiring and employment of employees.

(b)  The Seller is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.  The Seller has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Seller.

2.20  Employee Benefits.

(a)  Section 2.20(a) of the Disclosure Schedule contains a complete and accurate list of all Seller Plans.  Complete and accurate copies of (i) all Seller Plans which have been reduced to writing, (ii) written summaries of all unwritten Seller Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last five plan years for each Seller Plan, have been delivered to the Buyer.

(b)  Each Seller Plan being assumed by Buyer under this Agreement has been administered in all material respects in accordance with its terms and each of the Seller and the ERISA Affiliates has in all material respects met its obligations with respect to each such Seller Plan and has made all required contributions thereto.  The Seller, each ERISA Affiliate and each such Seller Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA).  All filings and reports as to each Seller Plan being assumed by Buyer under this Agreement required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted.  No Seller Plan being assumed by Buyer under this Agreement has assets that include securities issued by the Seller or any ERISA Affiliate.

(c)  There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Seller Plans being assumed by Buyer under this Agreement and proceedings with respect to qualified domestic relations orders) against or involving any Seller Plan or asserting any rights or claims to benefits under any Seller Plan that could give rise to any material liability.

(d)  Neither the Seller nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(e)  At no time has the Seller or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(f)  There are no unfunded obligations under any Seller Plan being assumed by Buyer providing benefits after termination of employment to any employee of the Seller (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law.

(g)  No act or omission has occurred and no condition exists with respect to any Seller Plan that would subject the Buyer or any Affiliate of Buyer to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Seller Plan.

(h)  No Seller Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(i)  Each Seller Plan being assumed by Buyer is amendable and terminable unilaterally by the Seller at any time without liability or expense to the Seller or such Seller Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Seller Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Seller from amending or terminating any such Seller Plan.

(j)  Section 2.20 of the Disclosure Schedule discloses each: (i) agreement with any Member, manager, executive officer or other key employee of the Seller (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Seller of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such manager, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Seller that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding the Seller, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Seller Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(k)  Section 2.20 of the Disclosure Schedule sets forth the policy of the Seller with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of April 30, 2007.

(l)  No insurance policy that provides medical or dental benefits under a Seller Plan provides for any retrospective premium increases.

(m)  No Seller Plan that provides medical or dental benefits is providing to any individual any continuation coverage mandated by Section 4980B of the Code (or any similar law).

2.21  Environmental Matters.

(a)  To its knowledge, the Seller has complied with all applicable Environmental Laws except where failure to do so would not have a Seller Material Adverse Effect.  There is no pending or, to the knowledge of the Seller, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Seller.

(b)  To its knowledge, the Seller does not have any liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment.

(c)  The Seller is not a party to or bound by any court order, administrative order, consent order or other agreement with any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

(d)  The Seller does not have possession of, or access to, or knowledge of, any documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Seller (whether conducted by or on behalf of the Seller or a third party, and whether done at the initiative of the Seller or directed by a Governmental Entity or other third party).

(e)  The Seller is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Seller.

2.22  Legal Compliance.  Except as set forth in Section 2.22 of the Disclosure Schedule, the Seller is currently conducting, and has at all times since June 30, 2002 conducted, its business in material compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, and Seller has had valid Permits to conduct such business with respect to each jurisdiction (and at such times) for which it has been required to have such Permits except where the lack of any such Permit would not have a Seller Material Adverse Effect.  The Seller has not received any notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation.

2.23  Customers and Suppliers.  Section 2.23 of the Disclosure Schedule sets forth a list of (a) each customer or supplier arrangement that accounted for more than 1% of the revenues of the Seller during the last full fiscal year or the interim period through the Most Recent Balance Sheet Date and the amount of revenues accounted for by such customer or supplier arrangement during each such period and (b) each other supplier of services or goods that is a critical or sole supplier of any significant aspect of Seller’s business.  No person identified in the foregoing sentence has provided written or verbal notice to Seller within the past year that it will stop, or materially reduce its activity below historic levels in connection with any contract or arrangement on which Seller currently derives revenue.

2.24  Permits.  Section 2.24 of the Disclosure Schedule sets forth a list of all Permits issued to or held by the Seller.  Such listed Permits are the only Permits that are required for the Seller to conduct its business as presently conducted or as proposed to be conducted.  Each such Permit is in full force and effect; the Seller is in material compliance with the terms of each such Permit; and, to the knowledge of the Seller, no suspension or cancellation of such Permit is threatened.

2.25  Certain Business Relationships With Affiliates.  No Affiliate of the Seller (a) owns any property or right, tangible or intangible, which is used in the business of the Seller, (b) has any claim or cause of action against the Seller, or (c) owes any money to, or is owed any money by, the Seller.  Section 2.25 of the Disclosure Schedule describes any transactions or relationships between the Seller and any Affiliate thereof which occurred or have existed since the beginning of the time period covered by the Financial Statements.

2.26  Brokers’ Fees.  The Seller does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.27  Books and Records.  The minute books and other similar records of the Seller contain complete and accurate records of all actions taken at any meetings of the Seller’s Members, managers or any committee thereof and of all written consents executed in lieu of the holding of any such meeting.  The books and records of the Seller accurately reflect, in all material respects, the assets, liabilities, business, financial condition and results of operations of the Seller.  Section 2.27 of the Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Seller and the names of persons having signature authority with respect thereto or access thereto.

2.28  Disclosure.  No representation or warranty by the Seller contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

2.29  Projections.  The projections included in Section 2.29 of the Disclosure Schedule were prepared by the Seller in good faith using the best information available to management of the Seller and represent Seller management’s good faith estimates of the future performance of the Seller for the periods referred to therein.  The Buyer acknowledges that the projections are estimates and Seller makes no representation or warranty as to actual future performance.

2.30  Government Contracts.

(a)  The Seller has not been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity; and to Seller’s knowledge no such suspension or debarment has been threatened or initiated; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment of the Seller or the Buyer (assuming that no such suspension or debarment will result solely from the identity of the Buyer).  The Seller has not been or is not now being audited or investigated by the United States Government Accounting Office, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency, the contracting or auditing function of any Governmental Entity with which it is contracting, the United States Department of Justice, the Inspector General of the United States, or any prime contractor with a Governmental Entity; nor, to the knowledge of the Seller, has any such audit or investigation been threatened.  To the knowledge of the Seller, there is no valid basis for (i) the suspension or debarment of the Seller from bidding on contracts or subcontracts with any Governmental Entity or (ii) any claim (including any claim for return of funds to the Government) pursuant to an audit or investigation by any of the entities named in the foregoing sentence.  The Seller has no agreements, contracts or commitments which require it to obtain or maintain a security clearance with any Governmental Entity.

(b)  To the knowledge of the Seller, no basis exists for any of the following with respect to any of its contracts or subcontracts with any Governmental Entity:  (i) a Termination for Default (as provided in 48 C.F.R. Ch.1 §52.249-8, 52.249-9 or similar sections), (ii) a Termination for Convenience (as provided in 48 C.F.R. Ch.1 §52.241-1, 52.249-2 or similar sections), or a Stop Work Order (as provided in 48 C.F.R. Ch.1 §52.212-13 or similar sections); and the Seller has no reason to believe that funding may not be provided under any contract or subcontract with any Governmental Entity in the upcoming federal fiscal year.

2.31  Securities Representations.

(a)  Seller is an “accredited investor” as defined in Rule 501(a) under the Securities Act.  Seller has not been organized, reorganized or recapitalized specifically for the purpose of acquiring the Shares.

(b)  The Seller is acquiring the Shares for its own account for investment only, and not with a view to, or for sale in connection with, any distribution of the Shares in violation of the Securities Act, or any rule or regulation under the Securities Act.

(c)  The Seller has had adequate opportunity to obtain from representatives of the Buyer such information about the Buyer as is necessary for the undersigned to evaluate the merits and risks of its acquisition of the Shares.

(d)  The Seller has sufficient expertise in business and financial matters to be able to evaluate the risks involved in the acquisition of the Shares and to make an informed investment decision with respect to such acquisition.

(e)  The Seller understands that the Shares have not been registered under the Securities Act and are “restricted securities” within the meaning of Rule 144 under the Securities Act; and the Shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available.

(f)  A legend substantially in the following form will be placed on the certificate(s) representing the Shares:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.”

The Seller understands the Shares are subject to a statutory holding period of four months and one day under Canadian securities laws and certificates representing the Shares shall bear a legend substantially in the following form:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [INSERT DATE THAT IS FOUR MONTHS AND ONE DAY AFTER THE CLOSING DATE]”

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE; HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF SUCH EXCHANGE SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON THE TORONTO STOCK EXCHANGE.”

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing.

3.1  Organization and Corporate Power.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Buyer has all requisite corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

3.2  Authorization of the Transaction.  The Buyer has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder.  The execution and delivery by the Buyer of this Agreement and the Ancillary Agreements and the performance by the Buyer of this Agreement and the Ancillary Agreements and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the Buyer.  This Agreement has been duly and validly executed and delivered by the Buyer and constitutes, and each of the Ancillary Agreements, upon its execution and delivery by Buyer will constitute, a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, arrangement or other similar laws from time to time in effect.

3.3  Noncontravention.  Neither the execution and delivery by the Buyer of this Agreement or the Ancillary Agreements, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or by-laws of the Buyer, (b) require on the part of the Buyer any notice to or filing with, or permit, authorization, consent or approval of, any Governmental Entity (it being understood that the Toronto Stock Exchange shall not be deemed a Governmental Entity), (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer is a party or by which it is bound or to which any of its assets is subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets.

3.4  Capitalization.  The authorized capital stock of the Buyer consists of (a) 150,000,000 shares of Buyer Common Stock, of which 76,511,741 shares were issued and outstanding, and options, warrants or other rights to acquire 9,006,343 shares of Buyer Common Stock were outstanding, in each case, as of May 18, 2007, and (b) 5,000,000 shares of Preferred Stock, $.0001 par value per share, of which no shares are issued or outstanding. The rights and privileges of each class of the Buyer’s capital stock are set forth in the Buyer’s Certificate of Incorporation, a copy of which has been made available to Seller.  All of the issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.  The Shares will be, when issued on the terms and conditions of this Agreement, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Buyer’s Certificate of Incorporation or By-laws or any agreement to which the Buyer is a party or is otherwise bound.

3.5  Reports and Financial Statements.  The Buyer has previously furnished or made available to the Seller complete and accurate copies, as amended or supplemented, of the Buyer Reports.  The Buyer Reports constitute all of the documents required to be filed by the Buyer under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC from November 8, 2006 through the date of this Agreement.  The Buyer Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed.  As of their respective dates, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The audited financial statements and unaudited interim financial statements of the Buyer included in the Buyer Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein.

3.6  Litigation.  Except as may be disclosed in the Buyer Reports, as of the date of this Agreement, there is no Legal Proceeding which is pending or, to the Buyer’s knowledge, threatened against the Buyer or any subsidiary of the Buyer which, if determined adversely to the Buyer or such subsidiary, could have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, capitalization, prospects, condition (financial or other), or results of operations of the Seller.

3.7  Financial Resources.»

  The Buyer has sufficient cash to pay the Cash Consideration.

3.8  Other Representations.»

(a)  Buyer is a reporting issuer under the securities laws of all of the provinces of Canada, is not in default of any requirement of such securities laws, is not included on a list of defaulting reporting issuers maintained by the Canadian securities regulators and will be, at the time of Closing, a reporting issuer under the securities laws of each of the Canadian provinces;

(b)  No order, ruling or determination having the effect of suspending or ceasing the trading in any securities of Buyer has been issued by any regulatory authority (including the Toronto Stock Exchange) and is continuing in effect and no proceedings for that purpose have been instituted or, to the knowledge of the Buyer, are pending, contemplated or threatened by any regulatory authority;

(c)  Buyer is in compliance with its timely and continuous disclosure obligations under United States and Canadian Securities Laws and the rules and regulations of the Toronto Stock Exchange except where failure to do so would not result in (i) disqualifying Buyer from using a Form S-1 under Securities and Exchange Commission rules, (ii) prevent or terminate the listing of Buyer Common Stock on the Toronto Stock Exchange or any national securities exchange on which Buyer Common Stock is listed, or (iii) would not have a Buyer Material Adverse Effect; and

(d)  The Buyer Common Stock is listed and posted for trading on the Toronto Stock Exchange.

ARTICLE IV

PRE-CLOSING COVENANTS

4.1  Closing Efforts.  Each of the Parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to cause (i) its representations and warranties to remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Party to consummate the transactions contemplated by this Agreement to be satisfied.

4.2  Governmental and Third-Party Notices and Consents.

(a)  Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

(b)  The Seller shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as listed or are required to be listed in the Disclosure Schedule.  The Buyer shall reasonably cooperate with the Seller in Seller’s efforts to obtain such waivers, consents and approvals.

(c)  If (i) any of the Assigned Contracts or other assets or rights constituting Acquired Assets may not be assigned and transferred by the Seller to the Buyer (as a result of either the provisions thereof or applicable law) without the consent or approval of a third party, (ii) the Seller, after using its Reasonable Best Efforts, is unable to obtain such consent or approval prior to the Closing and (iii) the Closing occurs nevertheless, then (A) such Assigned Contracts and/or other assets or rights shall not be assigned and transferred by the Seller to the Buyer at the Closing and the Buyer shall not assume the Seller’s future liabilities or future obligations with respect thereto at the Closing until such approval or consent is obtained and assignment occurs, at which time Buyer will assume all such liabilities and obligations following the date of such approval or consent, (B) the Seller shall continue to use its Reasonable Best Efforts for a reasonable period of time after the Closing, and in any case not less than nine (9) months, to obtain the necessary consent or approval as soon as practicable after the Closing, (C) upon the obtaining of such consent or approval, the Buyer and the Seller shall execute such further instruments of conveyance (in substantially the form executed at the Closing) as may be necessary to assign and transfer such Assigned Contracts and/or other assets or rights (and the associated liabilities and obligations of the Seller) to the Buyer, and (D) from and after the Closing until the assignment or termination (at the end of any fixed term thereof or by the Buyer after nine (9) months from the date hereof) of each such Assigned Contract pursuant to clause (C) above, the Buyer shall perform and fulfill, on a subcontractor basis, the obligations of the Seller or the applicable Subsidiary to be performed under such Assigned Contract, and the Seller or such Subsidiary shall promptly remit to the Buyer all payments received by it under such Assigned Contract for services performed during such period.

4.3  Exclusivity.

(a)  Neither the Seller nor the Members shall, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, membership interest exchange, sale of membership interests, sale of material assets or similar business transaction involving the Seller, (ii) furnish any non-public information concerning the business, properties or assets of the Seller to any party (other than the Buyer), (iii) engage in discussions or negotiations with any party (other than the Buyer) concerning any such transaction, (iv) vote any membership interests of Seller in favor of any such transaction with any party (other than the Buyer), or (v) enter into any agreement with any party (other than the Buyer) concerning any such transaction.

(b)  The Seller and each Member shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Seller or the Member, as applicable, is terminating such discussions or negotiations.  If the Seller or a Member receives any inquiry, proposal or offer of the nature described in paragraph (a) above, the Seller or Member, as applicable, shall, within one business day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

4.4  Operation of Business.  Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, the Seller shall conduct its operations in the Ordinary Course of Business and in material compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect.  Without limiting the generality of the foregoing, prior to the Closing, the Seller shall not, without the written consent of the Buyer:

(a)  issue or sell any membership interests or other securities of the Seller or any options, warrants or other rights to acquire any such membership interests or other securities (except pursuant to the conversion or exercise of options, warrants or other convertible securities outstanding on the date hereof);

(b)  declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its membership interests, other than any quarterly distributions by Seller to its Members for the payment of Taxes consistent with past practice;

(c)  create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

(d)  enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.20(k) or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its managers, officers or employees, generally or individually, or pay any bonus or other benefit to its managers, officers or employees (except for existing payment obligations listed in Section 2.20 of the Disclosure Schedule) or hire any new officers or (except in the Ordinary Course of Business) any new employees;

(e)  acquire, sell, lease, license or dispose of any assets or property, other than purchases and sales of assets in the Ordinary Course of Business;

(f)  mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

(g)  discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

(h)  amend its operating agreement or other organizational documents in a manner that could have an adverse effect on the transactions contemplated by this Agreement;

(i)  change its accounting methods, principles or practices, except insofar as may be required by law or regulatory accounting requirements or make any new elections, or changes to any current elections, with respect to Taxes that affect the Acquired Assets;

(j)  enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement of a nature listed or required to be listed in Section 2.12, Section 2.13 or Section 2.14 of the Disclosure Schedule;

(k)  make or commit to make any capital expenditure in excess of $5,000 per item or $10,000 in the aggregate;

(l)  institute or settle any Legal Proceeding;

(m)  take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Seller set forth in this Agreement not being true and correct at the Closing or (ii) any of the conditions to the Closing set forth in Article V not being satisfied; or

(n)  agree in writing or otherwise to take any of the foregoing actions.

4.5  Access to Information.

(a)  The Seller shall permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller) to all premises, properties, financial, tax and accounting records (including the work papers of the Seller's independent accountants), contracts, other records and documents, and personnel, of or pertaining to the Seller, and contacts at Seller’s principal suppliers and customers, for the purpose of performing such inspections and tests as the Buyer deems necessary or appropriate.

(b)  If the Closing has not occurred by May 31, 2007, within 15 days after the end of each month ending prior to the Closing, beginning with May 31, 2007, the Seller shall furnish to the Buyer an unaudited income statement for such month and a balance sheet as of the end of such month, prepared on a basis consistent with the Financial Statements.  Such financial statements shall present fairly the financial condition and results of operations of the Seller as of the dates thereof and for the periods covered thereby, and shall be consistent with the books and records of the Seller.

4.6  Notice of Breaches.

(a)  From the date of this Agreement until the Closing, the Seller shall promptly deliver to the Buyer supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement in this Agreement or the Disclosure Schedule inaccurate or incomplete at any time after the date of this Agreement until the Closing.  No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Disclosure Schedule.

(b)  From the date of this Agreement until the Closing, the Buyer shall promptly deliver to the Seller supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation or warranty in this Agreement inaccurate or incomplete at any time after the date of this Agreement until the Closing.  No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation or warranty in this Agreement.

4.7  FIRPTA Tax Certificate.  Within 10 days prior to the Closing, the Seller shall deliver or cause to be delivered to the Buyer a certification that the Seller is not a foreign person within the meaning of Section 1445 of the Code,  in accordance with the Treasury Regulations under Section 1445 of the Code.

ARTICLE V

CONDITIONS TO CLOSING

5.1  Conditions to Obligations of the Buyer.  The obligation of the Buyer to consummate the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction of the following additional conditions:

(a)  the Seller shall have obtained at its own expense (and shall have provided copies thereof to the Buyer) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of the Seller;

(b)  the representations and warranties of the Seller set forth in the first sentence of Section 2.1 and in Sections 2.2 and 2.3 and any representations and warranties of the Seller set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Seller set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

(c)  the Seller shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(d)  no Legal Proceeding shall be pending or threatened; and no judgment, order, decree, stipulation or injunction shall be in effect that would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of the Buyer to own, operate or control any of the Acquired Assets, or to conduct the business of the Seller as currently conducted, following the Closing;

(e)  the Seller shall have delivered to the Buyer the Seller Certificate;

(f)  the Seller shall have delivered to the Buyer an updated list of the Acquired Assets, as of the day prior to the Closing Date;

(g)  the Seller shall have delivered to the Buyer documents evidencing the release or termination of all Security Interests on the Acquired Assets, and copies of filed UCC termination statements with respect to all UCC financing statements evidencing Security Interests;

(h)  the Buyer shall have received an opinion from counsel to the Seller in substantially the form attached hereto as Exhibit D, addressed to the Buyer and dated as of the Closing Date;

(i)  the Seller shall have delivered the Net Working Capital Balance Certificate and the amount of the Closing Net Working Capital shall be no less than $435,000;

(j)  each of the Key Employees shall not have taken any action which would be prohibited thereby in any material respect if such Person’s Employment Agreement were in effect at the time of such action and the Seller shall have no knowledge of any such Key Employee’s intention not to accept employment by Buyer following the Closing;

(k)  the Buyer shall have entered into a sublease or assignment of the Lease reasonably satisfactory to Seller, or Buyer shall have entered into a new lease with the landlord of the property underlying the Lease;

(l)  no Seller Material Adverse Effect shall have occurred;

(m)  the Buyer shall be reasonably satisfied that the issuance and sale of the Shares are exempt from the registration requirements of the Securities Act;

(n)  Seller shall have received all necessary consents to the assignment of customer contracts representing at least 98% of Seller’s 2006 revenue (all as set forth in Section 2.10(c) of the Disclosure Schedule) (which consent may be conditioned on the Closing);

(o)  The Buyer and its attorneys, accountants, lenders and other representatives and agents shall have satisfactorily completed their due diligence investigation of the Seller and the Business; and

(p)  the Buyer shall have received such other certificates and instruments (including certificates of good standing of the Seller in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

5.2  Conditions to Obligations of the Seller.  The obligation of the Seller to consummate the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction of the following additional conditions:

(a)  the representations and warranties of the Buyer set forth in the first sentence of Section 3.1 and in Section 3.2 and any representations and warranties of the Buyer set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

(b)  the Buyer shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(c)  no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(d)  the Buyer shall have delivered to the Seller the Buyer Certificate;

(e)  the Buyer shall have entered into a sublease or assignment of the Lease reasonably satisfactory to Seller, or Buyer shall have entered into a new lease with the landlord of the property underlying the Lease;

(f)  no Buyer Material Adverse Effect shall have occurred;

(g)  the Seller shall have received such other certificates and instruments (including certificates of good standing of the Buyer in its jurisdiction of organization, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing;

(h)  the Seller shall be reasonably satisfied that the issuance and sale of the Shares, and any subsequent transfers of the Shares to the Members, are exempt from the registration requirements of the Securities Act and  are exempt from the prospectus and registration requirements of applicable Canadian securities laws, and comply with the rules of the Toronto Stock Exchange;

(i)  The Seller shall have received copies of correspondence indicating that the Shares have been conditionally approved for listing on the Toronto Stock Exchange on the Closing Date subject to compliance with standard Toronto Stock Exchange conditions; and

(j)  The Seller shall have received an opinion from counsel to the Buyer in substantially the form attached hereto as Exhibit E, addressed to the Seller and dated as of the Closing Date.

ARTICLE VI

POST-CLOSING COVENANTS

6.1  Proprietary Information.  From and after the Closing, neither the Seller nor the Members shall disclose or make use of (except to pursue its rights, under this Agreement or the Ancillary Agreements), and shall use their best efforts to cause all of their Affiliates not to disclose or make use of, any knowledge, information or documents of a confidential nature or not generally known to the public with respect to Acquired Assets, the Seller’s business or the Buyer or its business (including the financial information, technical information or data relating to the Seller’s products and names of customers of the Seller), as well as filings and testimony (if any) presented in the course of any arbitration of a Dispute pursuant to Section 7.3 and the arbitral award and the Arbitrator’s reasons therefor relating to the same), except to the extent that such knowledge, information or documents shall have become public knowledge other than through improper disclosure by the Seller or an Affiliate; provided that this Section shall not restrict any Key Employee from performing his job function with and for the benefit of Buyer after the Closing.

6.2  Solicitation and Hiring.  During the applicable Restricted Period, neither the Seller nor any Member shall, either directly or indirectly (including through an Affiliate), (a) solicit, hire or attempt to induce any Restricted Employee to terminate his employment with the Buyer or any subsidiary of the Buyer; provided that the restrictions on the Member (as such) set forth in this sentence shall not apply to any Member who is a Key Employee and whose employment is terminated by the Company without Cause (as defined in the Key Employee’s Employment Agreement) or who terminates his employment with the Company for Good Reason (as defined in the Key Employee’s Employment Agreement).

6.3  Non-Competition.

(a)  During the applicable Restricted Period, neither the Seller nor any Member shall, either directly or indirectly as a owner, partner, officer, employee, director, investor, lender, consultant, independent contractor or otherwise (except as the holder of not more than 1% of the combined voting power of the outstanding stock of a publicly held company, and excluding Seller’s ownership interest in Buyer), (i) provide any service or design, develop, manufacture, market, sell or license any product anywhere in the world which is competitive with any service provided or product designed, developed (or under development), manufactured, sold or licensed by the Seller as of the Closing Date or (ii) engage anywhere in the world in any business competitive with the business of the Seller as conducted as of the Closing Date, including without limitation, the on-line green credits marketplace; provided that this sentence shall not apply to any Member who is a Key Employee and whose employment is terminated by the Company without Cause (as defined in the Key Employee’s Employment Agreement) or who terminates his employment with the Company for Good Reason (as defined in the Key Employee’s Employment Agreement).

(b)  Each of the Seller and the Members agree that the duration and geographic scope of the non-competition provision set forth in this Section 6.3 are reasonable.  In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable.  The Parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.

(c)  After the Closing Date, the Seller shall, and shall use its best efforts to cause its Affiliates to, refer all inquiries regarding the business, products and services of the Seller to the Buyer.

(d)  Notwithstanding the foregoing, in the event of a Buyer Sale or the event that Buyer voluntarily or involuntarily is adjudicated bankrupt, all restrictions on, and obligations of, the Seller under this Section 6.3 shall terminate immediately upon the occurrence of such event.

6.4  Tax Matters.

(a)    All transfer, sales, use, value added, stamp, registration documentary, excise, real property transfer or gains, and similar Taxes related to the sale of the Acquired Assets contemplated by this Agreement shall be paid by 50% by the Buyer and 50% by the Seller.

(b)  All Tax liabilities (other than Income Taxes) attributable to the Business through the Closing Date shall be borne by Buyer to the extent that such liabilities are, in the aggregate, included for purposes of calculating the Closing Net Working Capital (collectively, the “Reserved Taxes”).  Tax liabilities (other than Income Taxes) attributable to the Business through the Closing Date in excess of the Reserved Taxes shall be borne by the Seller.

(c)  All Taxes attributable to the Business subsequent to the Closing shall be the responsibility of the Buyer.

(d)  All real property taxes, personal property taxes, and similar ad valorem obligations levied with respect to the Acquired Assets, and all rents, utilities and other charges against the Seller with respect to the Acquired Assets, for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between the Buyer and the Seller as of the Closing Date based upon (i) the number of days of such taxable period included in any tax period (or portion thereof) ending on or before the close of business on the Closing Date (the “Pre-Closing Tax Period”) and (ii) the number of days of such taxable period included in any tax period (or portion thereof) beginning after the Closing Date (the “Post-Closing Tax Period”).  The Seller shall be liable for all such Taxes relating to the Pre-Closing Tax Period, and the Buyer shall be liable for all such Taxes relating to the Post-Closing Tax Period.

(e)  If either party pays any Taxes to be borne by the other party under this Section 6.4, the other party shall promptly reimburse such paying party for the Taxes paid.  If, in preparing Tax returns or payments after the Closing, it appears to the Buyer that the Seller will be asked to pay additional Taxes, the Buyer shall so notify the Seller, and provide the Seller a reasonable opportunity to review and comment upon any related Tax Returns prior to filing them and paying the Tax.  If either party receives any refunds or credits which are the property of the other party under this Section 6.4, such party shall promptly pay the amount of such refunds or credits to the other party.

(f)  The Buyer shall make available to the Seller and its representatives all records and materials reasonably required by the Seller to prepare, pursue or contest any Tax matters related to taxable periods (or portions thereof) ending on or before the Closing Date and shall provide reasonable cooperation to the Seller in such case.  The Seller shall make available to the Buyer and its representatives all records and materials reasonably required by the Buyer to prepare, pursue or contest any Tax matters arising after the Closing which have factual reference to the Pre-Closing Tax Period and shall provide reasonable cooperation to the Buyer in such case.

6.5  Sharing of Data.

(a)  The Seller shall have the right for a period of seven years following the Closing Date to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other records that are transferred to the Buyer pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the business conducted by the Seller prior to the Closing Date and for complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations.  The Buyer shall have the right for a period of seven years following the Closing Date to have reasonable access to those books, records and accounts, including financial and accounting records (including the work papers of the Seller's independent accountants), tax records, correspondence, production records, employment records and other records that are retained by the Seller pursuant to the terms of this Agreement to the extent that any of the foregoing is needed by the Buyer for the purpose of conducting the business of the Seller after the Closing and complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations.  Neither the Buyer nor the Seller shall destroy any such books, records or accounts retained by it without first providing the other Party with the opportunity to obtain or copy such books, records, or accounts at such other Party's expense.

(b)  Promptly upon request by the Buyer made at any time following the Closing Date, the Seller shall authorize the release to the Buyer of all files pertaining to the Seller, the Acquired Assets or the business or operations of the Seller held by any federal, state, county or local authorities, agencies or instrumentalities.

6.6  Use of Name.  The Seller shall not use, and shall not permit any Affiliate to use, the name “Energy Gateway” or any name reasonably similar thereto after the Closing Date, except as approved by the Buyer in connection with obtaining any approval or consent relating to an Assigned Contract as contemplated by Section 4.2(c), which approval is hereby granted by Buyer for a period of nine (9) months from the date hereof, subject to the reasonable approval of Buyer over the manner of use.  Within two weeks of the Closing, Seller shall have amended its operating agreement and governing documents to change its name to something not similar to “Energy Gateway.”

6.7  Cooperation in Litigation.  From and after the Closing Date, each Party shall fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such other Party relating to or arising out of the conduct of the business of the Seller or the Buyer prior to or after the Closing Date (other than litigation among the Parties and/or their Affiliates arising out the transactions contemplated by this Agreement).  The Party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including legal fees and disbursements) by the Party providing such cooperation and by its officers, directors, managers, employees and agents, and shall reimburse such Party or its officers, directors, managers, employees and agents, at a reasonable rate, for their time spent in such cooperation in excess of twenty-five hours in the aggregate on such matter.

6.8  Collection of Accounts Receivable.  The Seller agrees that it shall forward promptly to the Buyer any monies, checks or instruments received by the Seller after the Closing Date with respect to the accounts receivable purchased by the Buyer from the Seller pursuant to this Agreement.  The Seller shall provide to the Buyer such reasonable assistance as the Buyer may request with respect to the collection of any such accounts receivable, provided the Buyer pays the reasonable out-of-pocket expenses of the Seller and its officers, managers and employees incurred in providing such assistance.  The Seller hereby grants to the Buyer a power of attorney to endorse and cash any checks or instruments payable or endorsed to the Seller or its order which are received by the Buyer and which relate to accounts receivable purchased by the Buyer from the Seller.  If, and to the extent that, Buyer is unable to collect on any accounts receivable acquired from the Seller hereunder and Buyer obtains indemnification from Seller under this Agreement for such accounts, Buyer shall assign such accounts to the Seller and Seller shall be entitled to collect such accounts for its own account and, if Seller collects such account, it shall have no obligation to remit such amount collected to the Buyer.

6.9  Employees.

(a)  Effective as of the Closing, the Seller shall terminate the employment of each of its employees designated on Schedule 6.9 attached hereto (which may be updated prior to the Closing by the mutual agreement of the Buyer and the Seller).  The Buyer shall be permitted to offer employment to each such employee, terminable at the will of the Buyer except as may be set forth in any employment agreement with a Key Employee.  The Seller hereby consents to the hiring of any such employees by the Buyer and waives, with respect to the employment by the Buyer of such employees, any claims or rights the Seller may have against the Buyer or any such employee under any non-competition, confidentiality or employment agreement.

(b)  Buyer and Seller shall cooperate to substitute Buyer for Seller as the contract holder on all insurance contracts providing medical or dental benefits for employees of Seller and their beneficiaries.

(c)  Nothing in this Agreement shall prevent Buyer from amending or terminating any plan maintained by Buyer under which a former employee of Seller is a participant.

6.10  Enforcement of Insurance Claims.  The Seller hereby assigns to the Buyer the right to pursue and enforce, and hereby irrevocably appoints the Buyer as its true and lawful attorney-in-fact with full power in the name of and on behalf of the Seller for the purpose of pursuing and enforcing, any and all rights of the Seller under any insurance policies of the Seller which are not assigned to the Buyer pursuant to this Agreement with respect to any occurrence, claim or loss (including any product liability claim) which is the subject of an indemnity obligation by the Seller to the Buyer under Article VII; provided that the Buyer may not exercise such right or power unless the Seller fails to promptly and expeditiously pursue and enforce its rights under its insurance policies with respect to such occurrence, claim or loss.  The power of attorney conferred upon the Buyer by the Seller pursuant to this Section 6.10 is an agency coupled with an interest and all authority conferred hereby shall be irrevocable, and shall not be terminated by the dissolution or the liquidation of the Seller or any other act of the Seller.

6.11  Registration and Listing of Shares.

(a)  The Buyer shall use its Reasonable Best Efforts to (i) file with the SEC the Seller Registration Statement and (ii) cause all Registrable Shares to be listed on each securities exchange or automated quotation system on which similar securities issued by the Buyer are then listed, each promptly following the date on which the Buyer meets the registrant requirements to use Form S-3 (notwithstanding the fact that, at such time, the Buyer may be required to use Form S-1 to register such Registrable Shares).  The Buyer shall use its Reasonable Best Efforts to cause the Seller Registration Statement to be declared effective by the SEC as soon as practicable.  The Buyer shall use Reasonable Best Efforts to cause the Seller Registration Statement to remain effective until the date that is one year after the effective date of such Seller Registration Statement or such earlier time as all of the Registrable Shares covered by the Seller Registration Statement have been sold pursuant thereto.

(b)  The Buyer may, by written notice to the Seller, (i) delay the filing or effectiveness of the Seller Registration Statement or (ii) suspend the Seller Registration Statement after effectiveness and require that the Seller immediately cease sales of shares pursuant to the Seller Registration Statement, in the event that (A) the Buyer files a registration statement (other than a registration statement on Form S-8 or its successor form) with the SEC for a public offering of its securities or (B) the Buyer is engaged in any activity or transaction or preparations or negotiations for any activity or transaction that the Buyer desires to keep confidential for business reasons, if the Buyer determines in good faith that the public disclosure requirements imposed on the Buyer under the Securities Act in connection with the Seller Registration Statement would require disclosure of such activity, transaction, preparations or negotiations.  The Buyer may suspend or delay pursuant to (i) or (ii) of this subsection (b) only once during any 365 day period, and any time during which the Seller Registration Statement is suspended under (ii) shall not be included in the amount of time Buyer is required to maintain the effectiveness of the Seller Registration Statement under (a) above.

(c)  If the Buyer delays or suspends the Seller Registration Statement or requires the Seller to cease sales of shares pursuant to paragraph (b) above, the Buyer shall, as promptly as practicable following the termination of the circumstance which entitled the Buyer to do so, take such actions as may be necessary to file or reinstate the effectiveness of the Seller Registration Statement and/or give written notice to the Seller authorizing it to resume sales pursuant to the Seller Registration Statement.  If as a result thereof the Prospectus included in the Seller Registration Statement has been amended to comply with the requirements of the Securities Act, the Buyer shall enclose such revised Prospectus with the notice to Seller given pursuant to this paragraph (c), and the Seller shall make no offers or sales of Registrable Shares pursuant to the Seller Registration Statement other than by means of such revised Prospectus.

(d)  In connection with the filing by the Buyer of the Seller Registration Statement, the Buyer shall (i) promptly notify Seller of the effectiveness of the Seller Registration Statement, and (ii) furnish to the Seller a copy of the Prospectus, including a preliminary Prospectus, in conformity with the requirements of the Securities Act.

(e)  The Buyer shall use its Reasonable Best Efforts to register or qualify the Registrable Shares covered by the Seller Registration Statement under the securities laws of each state of the United States in which the Seller reasonably intends to make sales; provided, however, that the Buyer shall not be required in connection with this paragraph (e) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

(f)  If the Buyer has delivered preliminary or final Prospectuses to the Seller and after having done so the Prospectus is amended or supplemented to comply with the requirements of the Securities Act, the Buyer shall promptly notify the Seller and, if requested by the Buyer, the Seller shall immediately cease making offers or sales of shares under the Seller Registration Statement and return all Prospectuses to the Buyer.  The Buyer shall promptly provide the Seller with revised or supplemented Prospectuses and, following receipt of the revised or supplemented Prospectuses, the Seller shall be free to resume making offers and sales under the Seller Registration Statement.

(g)  The Buyer shall pay all Registration Expenses incurred by it in complying with its obligations under this Section 6.11.

(h)  The Buyer shall not be required to include any Registrable Shares in the Seller Registration Statement unless:

(i)  the Seller furnishes to the Buyer in writing such information regarding such Seller and the proposed sale of Registrable Shares by such Seller as the Buyer may reasonably request in writing in connection with the Seller Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities;

(ii)  Seller shall have provided to the Buyer its written agreement:

(A)                 to indemnify the Buyer and each of its directors and officers against, and hold the Buyer and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees) to which the Buyer or such directors and officers may become subject by reason of any statement or omission in the Seller Registration Statement made in reliance upon, or in conformity with, a written statement by such Seller furnished pursuant to this Section 6.11; and

(B)                 to report to the Buyer sales made pursuant to the Seller Registration Statement.

(i)  Seller may not assign any of its rights under this Section 6.11 except in connection with the transfer of some or all of his, her or its Shares to its members pursuant to a pro rata distribution of its Registrable Shares, provided each such transferee agrees in a written instrument delivered to the Buyer to be bound by the provisions of this Section 6.11.  For purposes of this Section 6.11, any references to “Seller” shall include any Member to whom such rights are transferred pursuant to this paragraph (i), provided that, in such case, any notices required of the Buyer hereunder may still be made to the Seller, or a single party designated in writing by the Seller.

(j)  Buyer’s obligations to register the Shares under this Section 6.11 shall terminate upon the earlier of (a) the date on which Seller (or its permitted assigns under the foregoing subsection) holds no Registrable Shares, or (b) after a Buyer Sale as a result of which (i) the Buyer Common Stock is no longer listed on the Toronto Stock Exchange or a national securities exchange, or (ii) the Registrable Shares then held by Seller (or its permitted assignees) are (x) cancelled in exchange for consideration on terms applicable to all stockholders of the Buyer equally, (y) tendered in any tender offer for shares of the Buyer, or (z) not tendered in a tender offer in which the Board of Directors of the Buyer has recommended that the stockholders of Buyer tender their shares.

(k)  The Buyer shall use Reasonable Best Efforts to obtain final approval for the listing of the Shares on the Toronto Stock Exchange within the time period required by the correspondence from the Toronto Stock Exchange granting conditional approval for the listing of the Shares.

(l)  For the avoidance of doubt the Seller and Buyer agree that the obligations of the Buyer under this Section 6.11 shall apply to any and all Registrable Shares that are Escrow Shares and are registered in the name of the Escrow Agent.

(m)  Buyer shall have no obligation or liability under this Section 6.11 if Seller refuses or is unable to provide a management representation letter in the form requested by the Buyer’s auditors stating that Seller’s financial statements have been prepared in accordance with GAAP.

6.12  Incidental Registration.

(a)  Whenever the Buyer proposes to file a Registration Statement covering shares of Buyer Common Stock (other than a Registration Statement covering shares to be sold solely for the account of Other Holders, which shares were acquired pursuant to either (i) an acquisition of a company of which they were formerly stockholders, (ii) a "private placement" under the Securities Act or (iii) Rule 144A under the Securities Act) at any time and from time to time, it will, prior to such filing, give written notice to the Seller of its intention to do so.  Upon the written request of the Seller given within 20 days after the Buyer provides such notice (which request shall state the intended method of disposition of such Registrable Shares), the Buyer shall use its Reasonable Best Efforts to cause all Registrable Shares which the Buyer has been requested by the Seller to register to be registered under the Securities Act to the extent necessary to permit their sale or other disposition in accordance with the intended methods of distribution specified in the request of the Seller; provided that the Buyer shall have the right to postpone or withdraw any registration effected pursuant to this Section 6.12 without obligation to the Seller.

(b)  If the registration for which the Buyer gives notice pursuant to paragraph (a) is a registered public offering involving an underwriting, the Buyer shall so advise the Seller as a part of the written notice given pursuant to paragraph (a).  In such event, (i) the right of the Seller to include its Registrable Shares in such registration pursuant to this Section 6.12 shall be conditioned upon the Seller’s participation in such underwriting on the terms set forth herein and (ii) the Seller including Registrable Shares in such registration shall enter into an underwriting agreement upon customary terms with the underwriter or underwriters selected for the underwriting by the Buyer.  If the Seller disapproves of the terms of the underwriting, Seller may elect, by written notice to the Buyer, to withdraw its shares from such Registration Statement and underwriting.  If the managing underwriter advises the Buyer in writing that marketing factors require a limitation on the number of shares to be underwritten, the shares held by holders of securities of the Buyer other than the Seller and Other Holders shall be excluded from such Registration Statement and underwriting to the extent deemed advisable by the managing underwriter, and, if a further reduction of the number of shares is required, the number of shares that may be included in such Registration Statement and underwriting shall be allocated among the Seller and Other Holders requesting registration in proportion, as nearly as practicable, to the respective number of shares of Buyer Common Stock having registration rights held by them on the date the Buyer gives the notice specified in paragraph (a).  If the Seller or Other Holder would thus be entitled to include more shares than such holder requested to be registered, the excess shall be allocated among the Seller and other requesting Other Holders pro rata in the manner described in the preceding sentence.

(c)  If the Buyer has delivered a Prospectus to the Seller and after having done so the Prospectus is amended to comply with the requirements of the Securities Act, the Buyer shall promptly notify the Seller and, if requested, the Seller shall immediately cease making offers of Registrable Shares and return all Prospectuses to the Buyer.  The Buyer shall promptly provide the Seller with revised Prospectuses and, following receipt of the revised Prospectuses, the Seller shall be free to resume making offers of the Registrable Shares.

(d)  In the event that, in the judgment of the Buyer, it is advisable to suspend use of a Prospectus included in a Registration Statement due to pending material developments or other events that have not yet been publicly disclosed and as to which the Buyer believes public disclosure would be detrimental to the Buyer, the Buyer shall notify the Seller to such effect, and, upon receipt of such notice, the Seller shall immediately discontinue any sales of Registrable Shares pursuant to such Registration Statement until the Seller has received copies of a supplemented or amended Prospectus or until the Seller is advised in writing by the Buyer that the then current Prospectus may be used and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such Prospectus.  Notwithstanding anything to the contrary herein, the Buyer shall not exercise its rights under this paragraph (d) to suspend sales of Registrable Shares for a period in excess of 30 days consecutively or 60 days in any 365-day period.

(e)  The Buyer will pay all Registration Expenses for all registrations under this Section 6.12.

(f)  Seller shall furnish to the Buyer such information regarding Seller and the distribution proposed by Seller as the Buyer may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 6.12.

(g)  Seller shall treat any written notice from the Buyer regarding the Buyer's plans to file a Registration Statement confidentially and shall not disclose such information to any person other than as necessary to exercise its rights under this Section 6.12.

(h)  Seller may not assign any of its rights under this Section 6.12 except in connection with the transfer of some or all of its Registrable Shares to its members pursuant to a pro rata distribution of its Registrable Shares, provided each such transferee agrees in a written instrument delivered to the Buyer to be bound by the provisions of this Section 6.12.

(i)  All of the Buyer's obligations to register Registrable Shares under this Section 6.12 shall terminate upon the earlier of (a) the date on which Seller (or its permitted assigns under the foregoing subsection) holds no Registrable Shares, or (b) after a Buyer Sale as a result of which (i) Buyer Common Stock is no longer listed on the Toronto Stock Exchange or a national securities exchange, or (ii) the Registrable Shares then held by Seller (or its permitted assignees) are (x) cancelled in exchange for consideration on terms applicable to all stockholders of the Buyer equally, (y) tendered in any tender offer for shares of the Buyer, or (z) not tendered in a tender offer in which the Board of Directors of the Buyer has recommended that the stockholders of Buyer tender their shares.

(j)  The Buyer shall use Reasonable Best Efforts to obtain final approval for the listing of the Shares on the Toronto Stock Exchange within the time period required by the correspondence from the Toronto Stock Exchange granting conditional approval for the listing of the Shares.

(k)  For the avoidance of doubt the Seller and Buyer agree that the obligations of the Buyer under this Section 6.12 shall apply to any and all Registrable Shares that are Escrow Shares and are registered in the name of the Escrow Agent.

6.13  Registration Statement Indemnification.

(a)  The Buyer agrees to indemnify and hold harmless the Seller against any losses, claims, damages, expenses or liabilities to which Seller may become subject by reason of any untrue statement of a material fact contained in a Registration Statement in which Registrable Shares are included pursuant to Section 6.11 or Section 6.12 or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon information furnished to the Buyer by or on behalf of the Seller for use in such Registration Statement.  The Buyer shall have the right to assume the defense and settlement of any claim or suit for which the Buyer may be responsible for indemnification under this Section 6.13.

(b)  The Seller (and any Member holding Registrable Shares) agrees to indemnify and hold harmless the Buyer (including its directors, officers and any underwriter) against any losses, claims, damages, expenses or liabilities to which Buyer (including its directors, officers and any underwriter) may become subject by reason of any untrue statement of a material fact contained in a Registration Statement in which Registrable Shares are included pursuant to Section 6.11 or Section 6.12 or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, if and to the extent that the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Buyer by such person specifically for use in connection with such Registration Statement.

6.14  Maintenance of Corporate Existence; Distribution of Shares.  For a period of at least one year following the Closing Date, the Seller shall not distribute the Shares or dissolve, or adopt any resolutions or a plan therefore; provided that nothing herein shall prevent Seller from selling such Shares pursuant to an effective registration statement under the Securities Act and distributing the proceeds thereof to a Member or Members.

ARTICLE VII

INDEMNIFICATION

7.1  Indemnification by the Seller.  The Members, severally and not jointly, and the Seller, shall indemnify the Buyer (and its officers, directors and affiliates) in respect of, and hold the Buyer (and its officers, directors and affiliates) harmless against, Damages incurred or suffered by the Buyer or any Affiliate thereof resulting from, relating to or constituting:

(a)  any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Seller or Members contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by the Seller or the Members to the Buyer pursuant to this Agreement;

(b)  any failure to perform any covenant or agreement of the Seller or the Members contained in this Agreement, any Ancillary Agreement or any agreement or instrument furnished by the Seller to the Buyer pursuant to this Agreement; it being agreed and understood that if Seller fails to obtain as of Closing one or more consents to the assignment of customer contracts and provides notice to the Buyer of such failure (in writing) and Buyer elects to effect the Closing notwithstanding the absence of such consents, then, so long as Seller is not in violation of Section 4.2, Seller shall not be liable following the Closing for the failure to obtain the consent to assignment of such customer contracts.

(c)  any Retained Liabilities;

(d)  any error, inaccuracy or omission in the Net Working Capital Balance Certificate, and for which the Buyer submits a Claim Notice within 120 days of the Closing Date, which error, after being corrected, would result in the Seller having had Closing Net Working Capital of less than $435,000; or

(e)  the failure of the Buyer and the Seller, in connection with the sale of the Acquired Assets by the Seller to the Buyer pursuant to this Agreement, to comply with, and obtain for the Buyer the benefits afforded by compliance with, any applicable bulk transfers laws.

7.2  Indemnification by the Buyer.  The Buyer shall indemnify the Seller (and its officers, directors and affiliates) in respect of, and hold Seller (and its officers, directors and affiliates) harmless against, any and all Damages incurred or suffered by the Seller resulting from, relating to or constituting:

(a)  any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Buyer contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by the Buyer to the Seller pursuant to this Agreement;

(b)  any failure to perform any covenant or agreement of the Buyer contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by the Buyer to the Seller pursuant to this Agreement; or

(c)  any Assumed Liabilities.

7.3  Indemnification Claims.

(a)  An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action.  Such notification shall be given within 20 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure.  Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any Damages that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VII and (B) the amount of damages claimed is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VII and (ii) the Indemnifying Party may not assume control of the defense of Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party.  If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense.  The Non-controlling Party may participate in such defense at its own expense.  The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto.  The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action.  Notwithstanding any other provision of this Agreement, the reasonable fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 7.3(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action.  The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed.  If the Indemnified Party withholds its consent to any such settlement or entry of judgment which settlement or entry of judgment relates to cash Damages only, then the liability of the Indemnifying Party to the Indemnified Party with respect to the matter which would have been concluded or settled shall be limited to the amount for which such matters could have been concluded or settled but for the fact the Indemnified Party withheld its consent.  The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

(b)  In order to seek indemnification under this Article VII, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party.  If the Indemnified Party is the Buyer, the Indemnifying Party shall deliver a copy of the Claim Notice to both the Seller and the Escrow Agent.

(c)  Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall:  (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to disburse to the Buyer an amount from the Escrow Fund equal to the Claimed Amount), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to disburse to the Buyer from the Escrow Fund an amount equal to the Agreed Amount) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.

(d)  During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute.  If the Dispute is not resolved within such 30-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to binding arbitration, and if the Indemnifying Party and the Indemnified Party agree in writing to submit the Dispute to such arbitration, then the provisions of Section 7.3(e) shall become effective with respect to such Dispute.  The provisions of this Section 7.3(d) shall not obligate the Indemnifying Party and the Indemnified Party to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute, and in the absence of an agreement by the Indemnifying Party and the Indemnified Party to arbitrate any Dispute, such Dispute shall be resolved in a state or federal court sitting in the Commonwealth of Massachusetts, in accordance with Section 10.12.  If the Indemnified Party is the Buyer, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, arbitration, judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Fund shall be disbursed to the Buyer (which notice shall be consistent with the terms of the resolution of the Dispute).

(e)  If, as set forth in Section 7.3(d), the Indemnified Party and the Indemnifying Party agree to submit any Dispute to binding arbitration, the arbitration shall be conducted by the Arbitrator in accordance with the Commercial Rules in effect from time to time and the following provisions:

(i)  In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

(ii)  The parties shall commence the arbitration by jointly filing a written submission with the office of the AAA having responsibility for matters to be arbitrated in Boston, Massachusetts, in accordance with Commercial Rule 5 (or any successor provision).

(iii)  No depositions or other discovery shall be conducted in connection with the arbitration.

(iv)  Not later than 30 days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator’s reasons therefor.  Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction (subject to Section 10.12), provided that the Arbitrator shall have no power or authority to grant injunctive relief, specific performance or other equitable relief.

(v)  The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 7.3(e), or (y) address or resolve any issue not submitted by the parties.

(vi)  In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party’s attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Indemnified Party and the Indemnifying Party.

(f)  Notwithstanding the other provisions of this Section 7.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VII, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, and (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VII, and shall be reimbursed, in accordance with the provisions of this Article VII, for any such Damages for which it is entitled to indemnification pursuant to this Article VII (subject to the right of the Indemnifying Party to dispute the Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VII).

(g)  Any amounts to be disbursed by the Escrow Agent hereunder shall first be satisfied against the Value of the Escrow Shares and second against any other assets held in the Escrow Fund.

7.4  Survival of Representations and Warranties.  All representations and warranties that are covered by the indemnification agreements in Section 7.1(a) and Section 7.2(a) shall (a) survive the Closing and (b) shall expire on the date that is eighteen (18) months following the Closing Date, except that (i) the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 3.1 and 3.2 shall survive the Closing without limitation and (ii) the representations and warranties set forth in Sections 2.9, 2.20 and 2.21 shall survive until 30 days following expiration of all statutes of limitation applicable to the matters referred to therein.  If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice.  If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and Escrow Funds have been retained in escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to disburse such retained Escrow Fund in accordance with such withdrawal or resolution and the terms of the Escrow Agreement.  The rights to indemnification set forth in this Article VII shall not be affected by (i) any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the date of this Agreement or the Closing Date (including through supplemental information provided pursuant to by Section 4.6), with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder or (ii) any waiver by an Indemnified Party of any closing condition relating to the accuracy of any representations and warranties or the performance of or compliance with agreements and covenants.

7.5  Treatment of Indemnity Payments.  Any payments made to an Indemnified Party pursuant to this Article VII or pursuant to the Escrow Agreement shall be treated as an adjustment to the Purchase Price for tax purposes.

7.6  Limitations.

(a)  For purposes solely of this Article VII, all representations and warranties of the Parties (other than Sections 2.7 and 2.28) shall be construed as if the term “material” and any reference to “Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties.

(b)  The Parties agree that their exclusive remedy at law for a breach of this Agreement by any other Party shall be this Article VII.

(c)  Notwithstanding any other provisions of this Agreement, the Buyer agrees that the Seller’s and the Members’ obligations under Section 7.1(a) shall be limited solely to the Escrow Fund held by the Escrow Agent, and any indemnification payments under Section 7.1(a) shall be limited to the Escrow Fund (based on the Value of the Escrow Shares plus any other cash or property then held in the Escrow Fund) in satisfaction of such indemnification claim; provided that the limitations set forth in this sentence shall not apply to a claim pursuant to Section 7.1(a) relating to a breach of the representations and warranties set forth in Sections 2.1, 2.3, 2.9, 2.20 or 2.21.

(d)  Notwithstanding any other provisions of this Agreement, the Seller agrees that the Buyer’s obligations under Section 7.2(a) shall be limited solely to an amount equal to the value of the Escrow Shares based on the closing price of the Buyer’s Common Stock on, and calculated as of, the date of Closing; provided that the limitations set forth in this sentence shall not apply to a claim pursuant to Section 7.2 relating to a breach of the representations and warranties set forth in Sections 3.1 or 3.2.

(e)  The Seller and the Members shall have no liability (for indemnification or otherwise) with respect to claims under Section 7.1(a) until the total of all Damages with respect to such matters exceeds the greater of (i) $50,000 and (ii) the Excess Net Working Capital, at which point the Seller and the Members shall be liable for any and all Damages.  However, the restrictions of this paragraph will not apply to any claim pursuant to Section 7.1(a) relating to a breach of the representations and warranties set forth in Sections 2.1, 2.3, 2.6 (last sentence only), 2.9, 2.20 or 2.21.

(f)  The Buyer shall have no liability (for indemnification or otherwise) with respect to claims under Section 7.2(a) until the total of all Damages with respect to such matters exceeds $50,000, at which point the Buyer shall be liable for any and all Damages.  However, the restrictions of this paragraph will not apply to any claim pursuant to Section 7.2(a) relating to a breach of the representations and warranties set forth in Sections 3.1 or 3.2.

(g)  No Member shall have any personal liability or indemnification obligation under this Article VII for (i) any breach or violation of Section 6.1, 6.2 or 6.3 by a person other than the Member (provided that this Section 7.6(g) does not limit the availability of the Escrow Fund to the Buyer for breaches or violations of such section(s)), and (ii) an amount (including such Member’s pro rata share of the Escrow Fund) greater than the product of (x) (A) $5,000,000 plus (B) the Value of the 5,375,000 Shares as of the Closing Date or, if less, as of the date payment for indemnification is made, times (y)  such Member’s ownership percentage of Seller as of the date of Closing.  Buyer must first seek to satisfy any claim by the Buyer against a given Member under this Article VII against any of the Shares (at the Value thereof) then held by such Member (or, if such Shares have not been distributed to such Member by the Seller, by such Member’s (and only such Member’s) pro-rata portion of the total number of Shares issued to the Seller on the Closing Date, based on such Member’s ownership percentage of Seller as of the date of Closing less any Shares that have been sold by the Seller at the direction of such Member), and with respect to matters exceeding such Value, Buyer may seek cash to satisfy such claim (subject to the aggregate limitation set forth in clause (ii) above).

ARTICLE VIII

TERMINATION

8.1  Termination of Agreement.  The Parties may terminate this Agreement prior to the Closing, as provided below:

(a)  the Parties may terminate this Agreement by mutual written consent;

(b)  the Buyer may terminate this Agreement by giving written notice to the Seller in the event the Seller or any Member is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (b) or (c) of Section 5.1 not to be satisfied and (ii) is not cured within 20 days following delivery by the Buyer to the Seller of written notice of such breach;

(c)  the Seller may terminate this Agreement by giving written notice to the Buyer in the event the Buyer is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (a) or (b) of Section 5.2 not to be satisfied and (ii) is not cured within 20 days following delivery by the Seller to the Buyer of written notice of such breach;

(d)  the Buyer may terminate this Agreement by giving written notice to the Seller if the Closing shall not have occurred on or before July 30, 2007 by reason of the failure of any condition precedent under Section 5.1 (unless the failure results primarily from a breach by the Buyer of any representation, warranty or covenant contained in this Agreement); or

(e)  the Seller may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before July 30, 2007 by reason of the failure of any condition precedent under Section 5.2 (unless the failure results primarily from a breach by the Seller or a Member of any representation, warranty or covenant contained in this Agreement).

8.2  Effect of Termination.  If either Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of either Party to the other Party (except for any liability of a Party for breaches of this Agreement).

ARTICLE IX

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“AAA” shall mean the American Arbitration Association.

“Acquired Assets” shall mean all of the assets, properties and rights of the Seller existing as of the Closing, including:

(a)  all cash, short-term investments, deposits, bank accounts and other similar assets;

(b)  all trade and other accounts receivable and notes and loans receivable that are payable to the Seller, and all rights to unbilled amounts for products delivered or services provided, together with any security held by the Seller for the payment thereof;

(c)  all computers, machinery, equipment, tools and tooling, furniture, fixtures, supplies, leasehold improvements, motor vehicles and other tangible personal property;

(d)  all leaseholds and subleaseholds in real property, and easements, rights-of-way and other appurtenants thereto;

(e)  all Intellectual Property;

(f)  all rights under Assigned Contracts;

(g)  all claims, prepayments, deposits, refunds, causes of action, chooses in action, rights of recovery, rights of setoff and rights of recoupment;

(h)  all books, records, accounts, ledgers, files, documents, correspondence, lists (including customer and prospect lists), employment records, manufacturing and procedural manuals, Intellectual Property records, sales and promotional materials, studies, reports and other printed or written materials; and

(i)  all rights of the Seller in and with respect to the assets associated with its medical and dental Employee Benefit Plans.

“Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Exchange Act.

“Agreed Amount” shall mean an amount agreed upon by the Indemnifying Party and the Indemnified Party.

“Ancillary Agreements” shall mean the Escrow Agreement, the bill of sale and other instruments of conveyance referred to in Section 1.5(b)(iii), and the instrument of assumption and other instruments referred to in Section 1.5(b)(iv).

“Arbitrator” shall mean a single arbitrator selected by the Buyer and the Seller in accordance with the Commercial Rules.

“Assigned Contracts” shall mean the customer contracts, supplier contracts and vendor contracts listed on Section 2.14 of the Disclosure Schedule (except for those vendor contracts that are specifically indicated as excluded), and the Lease described in Section 2.12 of the Disclosure Schedules.

“Assumed Liabilities” shall mean (a) all obligations of the Seller arising after the Closing under the Assigned Contracts, other than any liabilities for any breach, act or omission by the Seller prior to the Closing under any Assigned Contract, (b) vacation accrued by employees, customer retention bonus and non-owner discretionary profit sharing plan, in each case based on a bi-weekly accrual from January 1, 2007 to the Closing Date as accepted by Buyer and as reflected in Net Working Capital as of the Closing, and (c) any liability for Taxes in accordance with Sections 6.4(a), (b), (c) and (d).

“Business”  means the Seller’s business of online energy purchasing services.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to Legal Proceedings involving the Buyer) of Section 5.2 is satisfied in all respects.

“Buyer Common Stock” shall mean the common stock, $0.0001 par value per share, of the Buyer.

“Buyer Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, assets, liabilities, capitalization, prospects, condition (financial or other), or results of operations of the Buyer. For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Buyer Material Adverse Effect.

“Buyer Reports” shall mean (a) the Buyer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with SEC, and (b) all other reports filed by the Buyer under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since November 8, 2006.

“Buyer Sale” means: (a) a merger or consolidation in which (i) the Buyer is a constituent party, or (ii) a subsidiary of Buyer is a constituent party and the Buyer issues shares of its capital stock pursuant to such merger or consolidation, except in the case of either clause (i) or (ii) any such merger or consolidation involving the Buyer or a subsidiary of the Buyer in which the shares of capital stock of the Buyer outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock which represent, immediately following such merger or consolidation, more than 75% by voting power of the capital stock of (A) the surviving or resulting corporation or (B) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Buyer or a subsidiary of Buyer of all or substantially all the assets of the Buyer and the subsidiaries of Buyer taken as a whole (except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of Buyer); or (c) the sale or transfer, in a single transaction or series of related transactions, by the stockholders of the Buyer of more than 50% by voting power of the then-outstanding capital stock of the Buyer to any person or entity or group of affiliated persons or entities.

“Cash Consideration” has the meaning set forth in Section 1.3 of this Agreement.

“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Claim Notice” shall mean written notification which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VII for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

“Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Date” shall mean the date two business days after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery at the Closing of any of the documents set forth in Article V), or such other date as may be mutually agreeable to the Parties.

“Closing Net Working Capital” shall mean the Net Working Capital shown on the Net Working Capital Balance Certificate.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commercial Rules” shall mean the Commercial Arbitration Rules of the AAA.

“Controlling Party” shall mean the party controlling the defense of any Third Party Action.

“Customer Offerings” shall mean (a) the services that the Seller (i) currently provides or makes available to third parties, or (ii) has provided or made available to third parties within the previous four years, or (iii) currently plans to provide or make available to third parties in the future and (b) the products (including Software and Documentation) that the Seller (i) currently develops, manufactures, markets, distributes, makes available, sells or licenses to or for third parties, or (ii) has developed, manufactured, marketed, distributed, made available, sold or licensed to or for third parties within the previous four years, or (iii) currently plans to develop, manufacture, market, distribute, make available, sell or license to or for third parties in the future. A true and complete list of all Customer Offerings is set forth in Section 2.13(c) of the Disclosure Schedule.

“Damages” shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation), other than those costs and expenses of arbitration of a Dispute which are to be shared equally by the Indemnified Party and the Indemnifying Party as set forth in Section 7.3(e)(vi).

“Disclosure Schedule” shall mean the disclosure schedule provided by the Seller to the Buyer on the date hereof and accepted in writing by the Buyer.

“Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.

“Documentation” shall mean printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end user.

“Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

“Employment Agreements” shall have the meaning set forth in the recitals.

“Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to:   (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons.  As used above, the term “release” shall have the meaning set forth in CERCLA.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Seller.

“Escrow Agent” shall mean U.S. Bank National Association.

“Escrow Agreement” shall mean an escrow agreement in substantially the form attached hereto as Exhibit A.

“Escrow Fund” shall mean the Escrow Shares or any cash, securities or property received with respect to, in exchange for, or upon the sale of such shares.

“Escrow Shares” shall mean  2,175,000 of the Shares.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the SEC issued under such Act, as they each may, from time to time, be in effect.

“Excess Net Working Capital” means the amount, if any, by which Closing Net Working Capital exceeds $435,000.

“Excluded Assets” shall mean the following assets of the Seller:

(a)  the corporate charter and governing documents, qualifications to conduct business as a foreign limited liability company or entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, membership interest or security transfer books and other documents relating to the organization and existence of the Seller as a limited liability company;

(b)  all rights relating to refunds, recovery or recoupment of Taxes; and

(c)  any of the rights of the Seller under this Agreement or under the Ancillary Agreements;

(d)  prepayments by Seller on insurance policies not assumed; and

(e)  any item identified on Schedule 1.1(b).

“Expected Claim Notice” shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article VII.

“Exploit” shall mean develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.

“Financial Statements” shall mean:

(a)  the unaudited balance sheets and statements of income, changes in members’ equity and cash flows of the Seller as of the end of and for each of the years ended December 31, 2004, December 31, 2005 and December 31, 2006; and

(b)  the Most Recent Balance Sheet and the unaudited statements of income, changes in members’ equity and cash flows for the three months ended as of the Most Recent Balance Sheet Date.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

“Income Taxes” means any and all income taxes (together with any and all interest, penalties, and additional amounts imposed with respect thereto) imposed by any government or taxing authority.

“Indemnified Party” shall mean a party entitled, or seeking to assert rights, to indemnification under Article VII of this Agreement.

“Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.

“Intellectual Property” shall mean the following subsisting throughout the world:

(a)  Patent Rights;

(b)  Trademarks and all goodwill in the Trademarks;

(c)  copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;

(d)  mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the laws of any jurisdiction;

(e)  inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and

(f)  other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions).

“Intellectual Property Registrations” means Patent Rights, registered Trademarks, registered copyrights and designs, mask work registrations and applications for each of the foregoing.

“Internal Systems” shall mean the Software and Documentation and the computer, communications and network systems (both desktop and enterprise-wide), laboratory equipment, reagents, materials and test, calibration and measurement apparatus used by the Seller in its business or operations or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test the Customer Offerings, whether located on the premises of the Seller or hosted at a third party site.  All Internal Systems that are material to the business of the Seller are listed and described in Section 2.13(c) of the Disclosure Schedule.

“Key Employees” means Tyler Wooddell, Dan Pugh, Eric Niemeyer, Sean Zurbrick and any other employee designated as such by the Buyer at Closing.

“Lease” shall mean any lease or sublease pursuant to which the Seller leases or subleases from another party any real property.

“Lease Agreement” means that certain Lease, dated October 6, 2004, between Seller and Rennob, Inc.

“Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

“Limited Liability Company Act” means Chapter 1705 of the Ohio Revised Code.

“Materials of Environmental Concern” shall mean any:  pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Member” shall mean a member of the Seller.

“Most Recent Balance Sheet” shall mean the unaudited balance sheet of the Seller as of the Most Recent Balance Sheet Date.

“Most Recent Balance Sheet Date” shall mean March 31, 2007.

“Net Working Capital” shall mean the amount equal to the current assets of the Seller minus the current liabilities of the Seller, each as determined in accordance with GAAP.

“Net Working Capital Balance Certificate” shall mean a certificate from the Seller’s chief executive officer and chief financial officer which sets forth the total amount of Net Working Capital of the Seller as of the Closing Date.

“Net Working Capital Difference” means the amount, if any, by which Closing Net Working Capital (as adjusted for Retained Liabilities and Excluded Assets) is less than $435,000 (it being understood that no adjustment will be made if Closing Net Working Capital is greater than $435,000).

“Non-controlling Party” shall mean the party not controlling the defense of any Third Party Action.

“Open Source Materials” means all Software, Documentation or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

"Other Holders" means holders of securities of the Buyer (other than Members) who are entitled, by contract with the Buyer, to have securities included in a Registration Statement.

“Parties” shall mean the Buyer, the Seller and the Members, where applicable.  References which contrast “Party” to the other “Party” shall mean the Buyer on the one hand and the Seller and the Members, collectively, on the other hand.

“Patent Rights” shall mean all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

“Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Post-Closing Tax Period” has the meaning set forth in Section 6.4(d) of this Agreement.

“Pre-Closing Tax Period” has the meaning set forth in Section 6.4(d) of this Agreement.

"Prospectus" means the prospectus included in any Registration Statement, as amended or supplemented by an amendment or prospectus supplement, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Purchase Price” shall mean the purchase price to be paid by the Buyer for the Acquired Assets.

“Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable.

“Registrable Shares” means (a) the Shares (including, without limitation, any of the Shares that are Escrow Shares) and (b) any other shares of Buyer Common Stock issued in respect of such Shares (because of stock splits, stock dividends, reclassifications, recapitalizations or similar events); provided, however, that shares of Buyer Common Stock which are Registrable Shares shall cease to be Registrable Shares (i) upon any sale pursuant to a Registration Statement or Rule 144 under the Securities Act or (ii) upon any sale in any manner to a person or entity which is not entitled, pursuant to Section 6.11, to the rights under such section, or (iii) at such time as they become eligible for sale pursuant to Rule 144(k) under the Securities Act.

"Registration Expenses" means all expenses incurred by the Buyer in complying with the provisions of Section 6.11 and Section 6.12, including, without limitation, all registration and filing fees, exchange listing fees, printing expenses, fees and expenses of counsel for the Buyer, state Blue Sky fees and expenses, and the expense of any special audits incident to or required by any such registration, but excluding underwriting discounts, selling commissions and the fees and expenses of Seller’s counsel.

"Registration Statement" means a registration statement filed by the Buyer with the SEC for a public offering and sale of securities of the Buyer (other than a registration statement on Form S-8 or Form S-4, or their successors, or any other form for a similar limited purpose, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation).

“Reserved Taxes” shall have the meaning set forth in Section 6.4(b) of this Agreement.

“Response” shall mean a written response containing the information provided for in Section 7.3(c).

“Restricted Employee” shall mean any person who either (i) was an employee of the Buyer on either the date of this Agreement or the Closing Date or (ii) was an employee of the Seller on either the date of this Agreement or the Closing Date; provided, however, that Restricted Employee shall not include any person included in (i) and (ii) in the preceding clause whose employment is terminated by Buyer, in the good faith determination of the Board of Directors of Buyer, not for cause or not for a material failure to perform.

“Restricted Period” shall mean from the date of this Agreement until (i) twelve months following his termination of employment with the Buyer with respect to Eric Niemeyer and Sean Zurbrick, (ii) eighteen months following his termination of employment with the Buyer with respect to Dan Pugh, (iii) twenty-four months following his termination of employment with the Buyer with respect to Tyler Wooddell, and (iv) five years following the date of this Agreement with respect to the Seller and all other Members of Seller not specifically identified in the foregoing clauses (i), (ii) or (iii).

“Retained Liabilities” shall mean any and all liabilities or obligations (whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due and accrued or unaccrued, and whether claims with respect thereto are asserted before or after the Closing) of the Seller which are not Assumed Liabilities.  The Retained Liabilities shall include, without limitation, all liabilities and obligations of the Seller:

(a)  for income, transfer, sales, use or other Taxes imposed upon the Seller and/or the Members arising in connection with the consummation of the transactions contemplated by this Agreement (including any income Taxes arising as a result of the transfer by the Seller to the Buyer of the Acquired Assets), except to the extent provided in Section 6.4;

(b)  for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated by this Agreement;

(c)  under this Agreement or the Ancillary Agreements;

(d)  except to the extent provided in Section 6.4, for (i) any Taxes imposed upon the Seller and/or the Members, including deferred Taxes or Taxes measured by income of the Seller and/or the Members earned prior to the Closing, (ii) any liabilities for federal or state income tax and FICA taxes of employees of the Seller and/or the Members which the Seller and/or the Members are legally obligated to withhold, (iii) any liabilities of the Seller and/or the Members for employer FICA and unemployment taxes incurred, and (iv) any liabilities of the Seller and/or the Members for sales, use or excise taxes or customs and duties;

(e)  under any agreements, contracts, leases or licenses which are listed on Schedule 1.1(b);

(f)  arising prior to the Closing under the Assigned Contracts, and all liabilities for any breach, act or omission by the Seller prior to the Closing under any Assigned Contract;

(g)  arising out of events, conduct or conditions existing or occurring prior to the Closing that constitute a violation of or non-compliance with any law, rule or regulation (including Environmental Laws), any judgment, decree or order of any Governmental Entity, or any Permit or that give rise to liabilities or obligations with respect to Materials of Environmental Concern;

(h)  to pay severance benefits to any employee of the Seller whose employment is terminated (or treated as terminated) in connection with the consummation of the transactions contemplated by this Agreement, and all liabilities resulting from the termination of employment of employees of the Seller prior to the Closing that arose under any federal or state law or under any Employee Benefit Plan established or maintained by the Seller;

(i)  to indemnify any person or entity by reason of the fact that such person or entity was a manager, officer, employee, or agent of the Seller or was serving at the request of the Seller as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise);

(j)  injury to or death of persons or damage to or destruction of property occurring prior to the Closing (including any workers compensation claim);

(k)  for medical, dental and disability (both long-term and short-term) benefits, whether insured or self-insured, owed to employees or former employees of the Seller based upon (A) exposure to conditions in existence prior to the Closing or (B) disabilities existing prior to the Closing (including any such disabilities which may have been aggravated following the Closing);

(l)  for benefits under any Seller Plan; and

(m)  for any retrospective premium increases under any Seller Plan assumed by Buyer that relates to periods before and including the Closing.

“SEC” means the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

"Securities Act" means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC issued under such Act, as they each may, from time to time, be in effect.

“Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Seller and not material to the Seller, and (iv) liens for Taxes which are not yet due and payable.

“Seller” shall have the meaning set forth in the first paragraph of this Agreement.

“Seller Certificate” shall mean a certificate to the effect that each of the conditions specified in Section 5.1 is satisfied in all respects.

“Seller Intellectual Property” shall mean shall the Seller Owned Intellectual Property and the Seller Licensed Intellectual Property.

“Seller Licensed Intellectual Property” shall mean all Intellectual Property that is licensed to the Seller by any third party.

“Seller Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, liabilities, capitalization, prospects, condition (financial or other), or results of operations of the Seller, or (ii) the ability of the Buyer to operate the business of the Seller immediately after the Closing. For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Seller Material Adverse Effect.

“Seller Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by the Seller, in whole or in part.

“Seller Plan” shall mean any Employee Benefit Plan maintained, or contributed to, by the Seller, or any ERISA Affiliate.

“Seller Registrations” shall mean Intellectual Property Registrations that are registered or filed in the name of the Seller, alone or jointly with others.

“Seller Registration Statement” shall mean a registration statement on Form S-3 (or Form S-1 if the resale to the public of the Registrable Shares does not satisfy the transaction requirements for use of  Form S-3) covering the resale to the public of the Registrable Shares.

"Seller Source Code” shall mean the source code for any Software included in the Customer Offerings or Internal Systems or other confidential information constituting, embodied in or pertaining to such Software.

“Shares” has the meaning set forth in Section 1.3 of this Agreement.

“Software” shall mean computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.

“Subsidiary” shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Seller holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Taxes” (including with correlative meaning “Tax” and “Taxable”) means (x) any and all taxes, and any and all other charges, fees, levies, duties, deficiencies, customs or other similar assessments or liabilities in the nature of a tax, including without limitation any income, gross receipts, ad valorem, net worth, premium, value-added, alternative or add-on minimum, excise, severance, stamp, occupation, windfall profits, real property, personal property, assets, sales, use, capital stock, capital gains, documentary, recapture, transfer, transfer gains, estimated, withholding, employment, unemployment insurance, unemployment compensation, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, gains, franchise and other taxes imposed by any federal, state, local, or foreign Governmental Entity, (y) any interest, fines, penalties, assessments, or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any contest or dispute thereof, and (z) any items described in this paragraph that are attributable to another person but that the Seller is liable to pay by law, by contract, or otherwise.

“Tax Returns” means any and all reports, returns, declarations, statements, forms, or other information required to be supplied to a Governmental Entity or to any individual or entity in connection with Taxes and any associated schedules, attachments, work papers or other information provided in connection with such items, including any amendments, thereof.

“Third Party Action” shall mean any suit or proceeding by a person or entity other than Buyer or Seller or their affiliates for which indemnification may be sought by Buyer or Seller under Article VII.

“Trademarks” shall mean all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.

“Value” means, with respect to the Shares or the Escrow Shares, the average closing price of Buyer Common Stock on the Toronto Stock Exchange (or such other exchange, if any, on which such shares are then trading) for the 30-days on which the Common Stock of the Buyer is traded immediately prior to the day any portion of the Shares or the Escrow Shares are disbursed in satisfaction of a claim, or if such shares are not then publicly traded, the value as of such date as determined by the Board of Directors of the Buyer in good faith.

ARTICLE X

MISCELLANEOUS

10.1  Press Releases and Announcements.  No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that Buyer may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the Buyer shall use Reasonable Best Efforts to advise the Seller and provide it with a copy of the proposed disclosure prior to making the disclosure).

10.2  No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

10.3  Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, with respect to the subject matter hereof, including, without limitation, that certain letter of intent dated April 2, 2007; provided that the Confidentiality Agreement dated on or about March 28, 2007 between the Buyer and the Seller shall remain in effect in accordance with its terms.

10.4  Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided that the Buyer may assign some or all of its rights, interests and/or obligations hereunder to one or more Affiliates of the Buyer; and provided further, that the Seller may assign its rights under Sections 6.11 and 6.12 to its Members as set forth in such sections. Any attempted assignment in contravention of this provision shall be void.

10.5  Counterparts and Facsimile Signature.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile signature or electronic delivery.

10.6  Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7  Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Seller or a Member: EnergyGateway, LLC 4995 Bradenton Avenue, Ste. 250 Dublin, OH 43017 Attn: President
Copy to:

Vorys, Sater, Seymour and Pease LLP
Suite 2000, Atrium Two
221 East Fourth Street
Cincinnati, OH 45202
Attn:  Roger E. Lautzenhiser, Esq.

NCT Ventures, LLC
P.O. Box 2790
Westerville, OH 43086
Attn: Richard S. Langdale

If to the Buyer: World Energy Solutions, Inc. 446 Main Street Worcester, MA 01608 Attn: President	Copy to: WilmerHale 1100 Winter Street, Ste. 4650 Waltham, MA 02451 Attn: Jeffrey A. Stein, Esq. John H. Chory, Esq.

Either Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.  A Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

10.8  Governing Law.  This Agreement (including the validity and applicability of the arbitration provisions of this Agreement, the conduct of any arbitration of a Dispute, the enforcement of any arbitral award made hereunder and any other questions of arbitration law or procedure arising hereunder) shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would  cause the application of laws of any jurisdictions other than those of the Commonwealth of Massachusetts.

10.9  Amendments and Waivers.  The Buyer and the Seller may mutually amend any provision of this Agreement at any time prior to the Closing.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed.  No waiver by a Party of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver.  No waiver by a Party with respect to any default, misrepresentation, or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.10  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

10.11  Expenses.  Except as set forth in Article VII and the Escrow Agreement, each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

10.12  Submission to Jurisdiction.  Each Party (a) submits to the jurisdiction of any state or federal court sitting in the Commonwealth of Massachusetts in any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements (including any action or proceeding for the enforcement of any arbitral award made in connection with any arbitration of a Dispute hereunder), (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements in any other court and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements; provided in each case that, solely with respect to any arbitration of a Dispute, the Arbitrator shall resolve all threshold issues relating to the validity and applicability of the arbitration provisions of this Agreement, contract validity, applicability of statutes of limitations and issue preclusion, and such threshold issues shall not be heard or determined by such court.  Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 10.7, provided that nothing in this Section 10.12 shall affect the right of a Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

10.13  Specific Performance.  Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement (including Sections 6.1, 6.2 and 6.3) are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each Party agrees that the other Party shall be entitled to an injunction or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which it may be entitled, at law or in equity. Notwithstanding the foregoing, the Parties agree that if a Dispute is submitted to arbitration in accordance with Section 7.3(d) and Section 7.3(e), then the foregoing provisions of this Section 10.13 shall not apply to such Dispute, and the provisions of Section 7.3(d) and Section 7.3(e) shall govern availability of injunctive relief, specific performance or other equitable relief with respect to such Dispute.

10.14  Construction.

(a)  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against a Party.

(b)  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c)  Any reference herein to "including" shall be interpreted as "including without limitation".

(d)  Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BUYER:	SELLER:

WORLD ENERGY SOLUTIONS, INC.	ENERGYGATEWAY, LLC

By: /s/ Philip V. Adams	By: /s/ Tyler Wooddell
Name: Philip V. Adams	Name: Tyler Wooddell
Title: COO	Title: CEO

MEMBERS:

NCT Ventures, LLC

By: /s/ Richard Langdale
Its: Member

/s/ J.T. Kreager
J.T. Kreager

/s/ Tyler Wooddell
Tyler Wooddell

/s/ Dan Pugh
Dan Pugh

/s/ Eric Niemeyer
Eric Niemeyer

/s/ Sean Zurbrick
Sean Zurbrick